PROSPECTUS SUPPLEMENT (To Prospectus dated March 17, 2004)	Filed Pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933

Registration Statement Nos. 333-104767 333-104767-01 333-104767-02

DOANE PET CARE COMPANY

10 3/4% Senior Notes Due 2010

Recent Developments

     We have attached to this prospectus supplement, and incorporated by reference into it, the Quarterly Report on Form 10-Q of Doane Pet Care Company for the quarter ended July 3, 2004, dated August 12, 2004.

     This prospectus supplement is to be used by Credit Suisse First Boston LLC, or CSFB, and J.P. Morgan Securities Inc., or JPMorgan, in connection with offers and sales of the notes in market-making transactions. CSFB and JPMorgan may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The notes are not listed on any securities exchange or admitted to trading in the National Association of Securities Dealers Automated Quotation System and we do not intend to apply for any such listing or admission to trading. We receive no portion of the proceeds of sales of the notes and have paid certain expenses incident to the registration of the notes.

August 12, 2004

CREDIT SUISSE FIRST BOSTON	JPMORGAN

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended July 3, 2004

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from        to

Commission file number 0-27818

Doane Pet Care Company

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	43-1350515 (IRS Employer Identification No.)

210 Westwood Place South, Suite 400
Brentwood, TN 37027
(Address of principal executive office, including zip code)

(615) 373-7774
(Registrant’s telephone number, including area code)

          Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

          Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

          As of August 12, 2004, the registrant had outstanding 1,000 shares of common stock, all of which were held by its parent, Doane Pet Care Enterprises, Inc.

PART I. Financial Information

ITEM 1. Financial Statements

DOANE PET CARE COMPANY AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	End of
	Second quarter	Fiscal
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$10,062	$29,293
Accounts receivable, net	93,340	91,569
Inventories, net	71,309	68,619
Deferred tax assets	2,362	1,898
Prepaid expenses and other current assets	11,634	14,390

Total current assets	188,707	205,769
Property, plant and equipment, net	250,889	266,457
Goodwill and trademarks	377,500	380,418
Other assets	34,053	33,270

Total assets	$851,149	$885,914

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$10,763	$13,185
Accounts payable	88,079	100,512
Accrued liabilities	54,968	51,719

Total current liabilities	153,810	165,416

Long-term debt:
Long-term debt, excluding current maturities	558,078	560,861
Senior Preferred Stock (Redeemable)	98,487	—

Total long-term debt	656,565	560,861
Deferred tax liabilities	30,994	28,524
Other long-term liabilities	9,033	8,863

Total liabilities	850,402	763,664

Senior Preferred Stock (Redeemable)	—	91,052

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115,674	115,674
Accumulated other comprehensive income	45,278	50,185
Accumulated deficit	(160,205)	(134,661)

Total stockholder’s equity	747	31,198

Total liabilities and stockholder’s equity	$851,149	$885,914

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Second quarter		First six months fiscal
	2004	2003	2004	2003
Net sales	$258,338	$234,476	$529,218	$494,425
Cost of goods sold	225,201	195,967	455,263	410,556

Gross profit	33,137	38,509	73,955	83,869
Operating expenses:
Promotion and distribution	13,767	12,797	27,994	27,207
Selling, general and administrative	12,803	12,373	25,986	24,481
Amortization	1,134	1,163	2,363	2,317
Other operating expenses	3,938	—	5,161	—

Income from operations	1,495	12,176	12,451	29,864
Interest expense, net	18,186	14,857	36,163	28,872
Debt extinguishments	—	—	—	11,113
Other income, net	(331)	(414)	(738)	(585)

Loss before income taxes	(16,360)	(2,267)	(22,974)	(9,536)
Income tax expense	1,377	1,137	2,570	1,742

Net loss	(17,737)	(3,404)	(25,544)	(11,278)
Preferred stock dividends and accretion	—	(3,319)	—	(6,534)

Net loss available to common shares	$(17,737)	$(6,723)	$(25,544)	$(17,812)

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
STOCKHOLDER’S EQUITY AND COMPREHENSIVE LOSS
(In thousands, except share amounts)

				Accumulated
	Common stock		Additional	other
			paid-in	comprehensive	Accumulated
	Shares	Amount	capital	income	deficit	Total
Balances at end of fiscal 2003	1,000	$—	$115,674	$50,185	$(134,661)	$31,198
Comprehensive loss:
Net loss	—	—	—	—	(25,544)	(25,544)
Foreign currency translation	—	—	—	(4,907)	—	(4,907)

Total comprehensive loss						(30,451)

Balances at end of second quarter 2004	1,000	$—	$115,674	$45,278	$(160,205)	$747

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	First six months fiscal
	2004	2003
Cash flows from operating activities:
Net loss	$(25,544)	$(11,278)
Items not requiring (providing) cash:
Depreciation	17,303	15,120
Amortization	2,860	2,814
Deferred income tax expense	2,065	757
Non-cash interest expense	9,713	2,961
Equity in joint ventures	(457)	(298)
Debt extinguishments	—	11,113
Asset impairments	420	—
Changes in current assets and liabilities	(12,674)	(6,527)

Net cash provided by (used in) operating activities	(6,314)	14,662

Cash flows from investing activities:
Capital expenditures	(5,126)	(9,616)
Proceeds from sale of assets	400	193
Other, net	(804)	(1,915)

Net cash used in investing activities	(5,530)	(11,338)

Cash flows from financing activities:
Net repayments under revolving credit agreements	—	(15,000)
Proceeds from issuance of long-term debt	13,078	210,444
Principal payments on long-term debt	(17,276)	(191,215)
Payments for debt issuance costs	(3,002)	(7,771)

Net cash used in financing activities	(7,200)	(3,542)
Effect of exchange rate changes on cash and cash equivalents	(187)	535

Increase (decrease) in cash and cash equivalents	(19,231)	317
Cash and cash equivalents, beginning of period	29,293	7,596

Cash and cash equivalents, end of period	$10,062	$7,913

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements of Doane Pet Care Company and its consolidated subsidiaries, or the Company, do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The fiscal 2003 year-end condensed consolidated balance sheet data was derived from audited financial statements. In the opinion of management, all material adjustments, consisting of normal and recurring adjustments, have been made which were considered necessary to present fairly the financial position and the results of operations and cash flows at the dates and for the periods presented. Certain reclassifications have been made to previously reported consolidated financial statements to conform with the fiscal 2004 presentation.

     The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes contained in the Company’s 2003 annual report on Form 10-K for the fiscal year ended January 3, 2004, or the 2003 10-K, including related exhibits. The accounting policies used in preparing these financial statements are the same as those summarized in the 2003 10-K with the exception of the Company’s accounting for its Senior Preferred Stock (Redeemable) as discussed in Note 3, Change in Accounting Principle.

     The Company’s fiscal year ends on the Saturday nearest to the end of December. Each quarter also ends on a Saturday with the second quarters of fiscal 2004 and 2003 ending on July 3, 2004 and June 28, 2003, respectively.

(2) Recent Accounting Pronouncements

     In December 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46 Revised December 2003, Consolidation of Variable Interest Entities, or FIN 46R. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, if so, whether it should consolidate the entity. The Company adopted FIN 46R as of the beginning of fiscal 2004 and is required to apply FIN 46R to variable interests in variable interest entities created after December 31, 2003, if any. The adoption of FIN 46R did not have an impact on the Company’s condensed consolidated financial statements.

     In May 2004, the FASB issued Staff Position 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003, or FSP 106-2. FSP 106-2 superceded the FASB's previously released guidance contained in FSP 106-1. FSP 106-2 allows companies to recognize, or defer recognizing, the effects of the prescription-drug provisions of the new Medicare Act, effectively suspending the application of guidance currently required by the FASB. The Company has elected to defer accounting for the economic effects of the Medicare Act. As a result, amounts and disclosures relating to the post-retirement benefit obligation or net periodic post-retirement benefit costs in the condensed consolidated financial statements and in Note 9, Benefit Plans, do not reflect these effects. Future authoritative guidance may require the Company to change previously reported amounts and disclosures.

(3) Change in Accounting Principle

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS 150. SFAS 150 required companies to classify mandatorily redeemable financial instruments as liabilities and was effective for the first fiscal period beginning after December 15, 2003 for nonpublic entities. The Company adopted SFAS 150 as of the beginning of fiscal 2004 and reclassified its Senior Preferred Stock (Redeemable) as long-term debt in its condensed consolidated balance sheet and the related accretion and dividends as interest expense in its condensed consolidated statement of operations for the second quarter and the first six months of fiscal 2004.

DOANE PET CARE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4) Inventories

     A summary of inventories follows (in thousands):

	End of
	Second quarter	Fiscal
	2004	2003
Raw materials	$15,671	$14,726
Packaging materials	23,541	23,551
Finished goods	37,069	34,703

	76,281	72,980
Allowances	(4,972)	(4,361)

Total	$71,309	$68,619

(5) Long-Term Debt

     A summary of long-term debt follows (in thousands):

	End of
	Second quarter	Fiscal
	2004	2003
Revolving Credit Facility	$16,000	$16,000
Term Loan Facilities	165,078	169,322
Senior notes	210,961	210,779
Senior subordinated notes	148,968	148,789
Debt of foreign subsidiaries	13,346	14,674
Industrial development revenue bonds	14,488	14,482

	568,841	574,046
Less: Current maturities	(10,763)	(13,185)

Subtotal	558,078	560,861
Senior Preferred Stock (Redeemable)	98,487	—

Total	$656,565	$560,861

     As of the end of the second quarter of fiscal 2004, the Company’s senior credit facility provided for total commitments of a Euro 30.1 million Euro Term Loan Facility ($36.6 million assuming a Euro to USD exchange rate of approximately 1.22) and $178.5 million, consisting of a $128.5 million USD Term Loan Facility and a $50 million Revolving Credit Facility, with a $20 million sub-limit for the issuance of letters of credit.

     As of the end of the second quarter of fiscal 2004, the Company had $16.0 million of borrowings outstanding under its Revolving Credit Facility and $6.7 million of letters of credit outstanding, resulting in $27.3 million of availability under its Revolving Credit Facility. Availability of funds under the senior credit facility is subject to certain customary terms and conditions.

     All loans under the senior credit facility bear interest at the higher of the Euro dollar rate plus 5.00%, or the prime rate of the administrative agent plus 4.00%. As of the end of the second quarter of fiscal 2004, the Euro Term Loan Facility bore interest at 7.09% and the USD Term Loan and Revolving Credit Facilities bore interest at 6.22%.

     Effective March 9, 2004, the Company amended its senior credit facility to (1) extend the maturity of the existing Revolving Credit Facility from March 31, 2005 to December 29, 2005; (2) permanently reduce the

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

borrowing capacity under the Revolving Credit Facility from $60.0 million to $50.0 million; (3) waive non-compliance with certain financial covenants as of the end of fiscal 2003; (4) simplify the financial covenants to include only minimum consolidated EBITDA, maximum senior secured leverage and capital expenditure limits; and (5) increase the interest rates on all facilities by 0.25% as of March 9, 2004, an additional 0.25% on all facilities as of September 30, 2004 and a final 1.00% on all facilities as of March 31, 2005.

     The Senior Preferred Stock (Redeemable) has an initial liquidation preference of $25 per share (aggregate initial liquidation preference is $30.0 million) with 3.0 million shares authorized and 1.2 million shares issued and outstanding. Dividends on the Senior Preferred Stock (Redeemable) accrue quarterly at the rate of 14.25% per annum on the most recent quarterly liquidation value of each share and accrete to the liquidation value of the Senior Preferred Stock (Redeemable). See Note 3, Change in Accounting Principle, for a discussion of the reclassification of the Company’s Senior Preferred Stock (Redeemable) as long-term debt as of the beginning of fiscal 2004 and Note 7, Senior Preferred Stock (Redeemable), in the 2003 10-K for additional disclosures.

     As of the end of the second quarter of fiscal 2004, the principal amounts due under the Company’s long-term debt and the respective final maturity dates were as follows (in thousands):

		Maturities by fiscal year
							2009 and
	Final maturity	2004	2005	2006	2007	2008	thereafter	Total
Revolving Credit Facility	December 29, 2005	$—	$16,000	$—	$—	$—	$—	$16,000

Term Loan Facilities:
Euro Term Loan Facility	December 30, 2005	—	36,589	—	—	—	—	36,589
USD Term Loan Facility:
Tranche A	March 31, 2005	5,732	4,587	—	—	—	—	10,319
Tranche B	December 31, 2005	—	79,102	—	—	—	—	79,102
Tranche C	December 31, 2006	—	—	39,068	—	—	—	39,068

Subtotal		5,732	120,278	39,068	—	—	—	165,078
Senior notes	March 1, 2010	—	—	—	—	—	210,961	210,961
Senior subordinated notes	May 15, 2007	—	—	—	148,968	—	—	148,968
Other	Various	441	1,501	1,581	2,016	2,152	20,143	27,834
Senior Preferred Stock (Redeemable)	September 30, 2007	—	—	—	98,487	—	—	98,487

Total		$6,173	$137,779	$40,649	$249,471	$2,152	$231,104	$667,328

     The Company is highly leveraged and has significant cash requirements for debt service relating to its senior credit facility, senior notes, senior subordinated notes, industrial development revenue bonds and foreign debt. The Company’s ability to borrow is limited by its senior credit facility, including compliance with the financial covenants therein, and the limitations on the incurrence of additional indebtedness in the indentures governing the Company’s senior notes and senior subordinated notes.

     The Company has experienced difficulty in the past satisfying financial covenants in its senior credit facility and negotiated amendments and obtained waivers for fiscal 2000, 2001 and 2003 due to covenant non-compliance. The Company’s senior credit facility, including the financial covenants, was last amended effective March 9, 2004. The Company’s ability to satisfy these covenants is determined based on the Company’s cash flows, senior secured debt and capital expenditures. The Company may experience difficulty satisfying these amended covenants in the future. It is possible that, if domestic commodity prices increase beyond recent levels and the Company is unable to recover such increased costs through price increases, the Company may face additional challenges in satisfying its debt covenants. In addition, the Company may face covenant challenges if its price increases adversely affect sales volume or if its price increases are not sustainable. If the Company is unable to negotiate an amendment or secure a waiver from its lenders for any potential default, it could result in an event of default under its senior credit facility and permit a majority of the lenders to accelerate outstanding debt under its senior credit facility and permit a majority of its lenders under its Revolving Credit Facility to terminate the Company’s revolving credit commitment (without acceleration of such debt) and seize the cash in its operating accounts. Such acceleration would result in a cross-default under the Company’s senior notes and senior subordinated notes.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6) Accruals for Restructuring Costs

     A rollforward of the Company’s accrued restructuring costs for the first six months of fiscal 2004 follows (in thousands):

First six months
fiscal 2004
Balance at end of fiscal 2003	$1,154
Plant closure costs	2,547
Severance	3,028
Cash payments	(5,120)

Balance at end of second quarter 2004	$1,609

     The Company expects to incur total restructuring costs of approximately $6 million, excluding asset impairments, related to its European restructuring efforts consisting of approximately (1) $3 million for severance; (2) $2 million for the installation of transferred equipment; and (3) $1 million relating to manufacturing inefficiencies through the transition period. For the second quarter of fiscal 2004, the Company recognized $3.9 million consisting of $2.0 million of installation costs for the transferred equipment, $1.3 million of severance costs and $0.6 million of manufacturing inefficiencies as other operating expenses. The Company recognized $5.6 million for the first six months of fiscal 2004 including additional severance in the first quarter.

     The future expected payout of the Company’s accrued restructuring costs, consisting primarily of severance, as of the end of the second quarter of fiscal 2004 follows (in thousands):

Fiscal years ending	Payout
2004	$1,154
2005	390
2006	65

Total	$1,609

(7) Comprehensive Income (Loss)

     The components of comprehensive income (loss) were as follows (in thousands):

	Second quarter		First six months fiscal
	2004	2003	2004	2003
Comprehensive income (loss):
Net loss	$(17,737)	$(3,404)	$(25,544)	$(11,278)
Foreign currency translation	(873)	9,027	(4,907)	20,411
Unrealized gain on interest rate swap, net of deferred tax expense of $209 and $396, respectively	—	328	—	621

Total	$(18,610)	$5,951	$(30,451)	$9,754

(8) Stock Option Plan of Parent

     The Company and its Parent, Doane Pet Care Enterprises, Inc., have elected to continue to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, to account for fixed stock

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

awards granted to employees. However, if the Company adopted SFAS No. 123, Accounting for Stock Based Compensation, or SFAS 123, to account for fixed stock awards granted to employees, the Company’s net loss for the second quarter and the first six months of fiscal 2004 and 2003 would have been adjusted as follows (in thousands):

	Second quarter		First six months fiscal
	2004	2003	2004	2003
Net loss available to common shares	$(17,737)	$(6,723)	$(25,544)	$(17,812)
Less: Total stock-based employee compensation expense determined based on the fair value method for all awards, net of income tax benefit	(1)	(2)	(2)	(4)

Pro forma net loss available to common shares	$(17,738)	$(6,725)	$(25,546)	$(17,816)

     Pro forma information regarding net loss has been determined as if the Company had accounted for its employee stock options under the minimum value method of SFAS 123 under the assumptions of a risk free rate of return of 3.70% for the second quarter and first six months of fiscal 2004 and 2003, and an expected life of options ranging from 3 to 10 years. The Company has no present plans to pay dividends on its common stock. The effect of applying SFAS 123, as calculated above, may not be representative of the effect on reported net income (loss) for future years.

(9) Benefit Plans

Pension Plans

     The Company has an inactive defined benefit, non-contributory pension plan covering certain hourly and salaried employees. As a result, future benefits no longer accumulate and the Company’s service cost ceased. The Company’s funding policy for this plan is to make the minimum annual contribution required by applicable regulations. The Company also has an active defined benefit, non-contributory pension plan covering approximately 50 union employees at one of its facilities. The information below for both pension plans has been determined based on the six months ending June 30, 2004 and 2003, respectively.

     Under federal law, the Company was not required to make any cash contributions to its inactive plan in fiscal 2003 or the first six months of fiscal 2004.

     A summary of net periodic cost for the Company’s pension plans follows (in thousands):

	Second quarter		First six months fiscal
	2004	2003	2004	2003
Service cost	$9	$7	$18	$14
Interest cost	270	268	540	536
Expected income on plan assets	(347)	(311)	(693)	(623)
Recognition of actuarial loss	—	—	—	—
Amortization	173	187	345	375

Net periodic pension cost	$105	$151	$210	$302

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Post-retirement Plan

     The Company has a post-retirement healthcare plan that provides medical coverage for eligible retirees and their dependents. The Company pays benefits under the plan when due and does not fund its plan obligations as they accrue. The post-retirement plan information below has been determined based on the six months ending June 30, 2004 and 2003, respectively.

     A summary of net periodic cost for the Company’s post-retirement plan follows (in thousands):

	Second quarter		First six months fiscal
	2004	2003	2004	2003
Service cost	$3	$5	$7	$10
Interest cost	75	78	150	156
Amortization	14	6	28	13

Net periodic post-retirement cost	$92	$89	$185	$179

(10) Commitments and Contingencies

     In the first quarter of fiscal 2004, the Company won an arbitration award from Merrick Petfoods, Inc., or Merrick, after Merrick terminated the joint venture agreement with the Company related to a manufacturing facility in Hereford, Texas. The award consisted of an initial payment and monthly royalty payments. Under the arbitration agreement, the royalty payments will continue for approximately nine years and are based on Merrick’s future sales volumes of certain products. In the first quarter of fiscal 2004, the Company recorded $1.0 million relating to the award, consisting of both the initial payment of $0.8 million, recorded as an offset to other operating expenses, and royalty payments of $0.2 million, recorded as other expense (income), net. Royalty payments made subsequent to the initial payment in the first six months of fiscal 2004 did not have a material impact on the Company’s results of operations, nor does the Company expect future payments to have a material impact.

     The Company is also a party to other legal proceedings in the ordinary course of business. The resolution of such matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

(11) Financial Information Related to Guarantor Subsidiaries

     Unaudited condensed consolidated financial information related to the Company and its guarantor subsidiaries and non-guarantor subsidiaries as of the end of the second quarter of fiscal 2004 and the end of fiscal 2003 and for the second quarter and first six months of fiscal 2004 and 2003 is disclosed to comply with the reporting requirements of the Company’s guarantor subsidiaries. The guarantor subsidiaries are wholly-owned domestic subsidiaries of the Company which have fully and unconditionally guaranteed the Company’s 10 3/4% Senior Notes due March 1, 2010 and the Company’s 9 3/4% Senior Subordinated Notes due May 15, 2007. The non-guarantor subsidiaries are wholly-owned foreign subsidiaries of the Company which have not fully and unconditionally guaranteed the Company’s 10 3/4% Senior Notes due March 1, 2010 or the Company’s 9 3/4% Senior Subordinated Notes due May 15, 2007. See Note 6, Long-Term Debt and Liquidity, in the Company’s 2003 10-K. Unaudited condensed consolidated financial information follows (in thousands, except share and par value amounts):

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidated Balance Sheets
For The Guarantor and Non-Guarantor Subsidiaries

	End of second quarter 2004
			Intercompany
	Guarantor	Non-guarantor	eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$6,559	$3,503	$—	$10,062
Accounts receivable, net	41,079	52,261	—	93,340
Inventories, net	43,550	27,759	—	71,309
Deferred tax assets	2,362	—	—	2,362
Prepaid expenses and other current assets	9,268	2,366	—	11,634

Total current assets	102,818	85,889	—	188,707
Property, plant and equipment, net	149,984	100,905	—	250,889
Goodwill and trademarks	267,780	109,720	—	377,500
Other assets	258,496	13,026	(237,469)	34,053

Total assets	$779,078	$309,540	$(237,469)	$851,149

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$10,319	$444	$—	$10,763
Accounts payable	47,412	40,667	—	88,079
Accrued liabilities	38,371	16,597	—	54,968

Total current liabilities	96,102	57,708	—	153,810

Long-term debt:
Long-term debt, excluding current maturities	545,176	167,297	(154,395)	558,078
Senior Preferred Stock (Redeemable)	98,487	—	—	98,487

Total long-term debt	643,663	167,297	(154,395)	656,565
Deferred tax liabilities	28,626	2,368	—	30,994
Other long-term liabilities	9,033	—	—	9,033

Total liabilities	777,424	227,373	(154,395)	850,402

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—
Additional paid-in-capital	115,674	83,984	(83,984)	115,674
Accumulated other comprehensive income (loss)	(14,538)	58,906	910	45,278
Accumulated deficit	(99,482)	(60,723)	—	(160,205)

Total stockholder’s equity	1,654	82,167	(83,074)	747

Total liabilities and stockholder’s equity	$779,078	$309,540	$(237,469)	$851,149

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidated Balance Sheets
For The Guarantor and Non-Guarantor Subsidiaries

	End of fiscal 2003
			Intercompany
	Guarantor	Non-guarantor	eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$25,939	$3,354	$—	$29,293
Accounts receivable, net	35,639	55,930	—	91,569
Inventories, net	43,616	25,003	—	68,619
Deferred tax assets	1,898	—	—	1,898
Prepaid expenses and other current assets	10,727	3,663	—	14,390

Total current assets	117,819	87,950	—	205,769
Property, plant and equipment, net	156,697	109,760	—	266,457
Goodwill and trademarks	267,780	112,638	—	380,418
Other assets	241,749	12,396	(220,875)	33,270

Total assets	$784,045	$322,744	$(220,875)	$885,914

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$8,952	$4,233	$—	$13,185
Accounts payable	52,006	48,506	—	100,512
Accrued liabilities	39,921	11,798	—	51,719

Total current liabilities	100,879	64,537	—	165,416
Long-term debt, excluding current maturities	550,420	165,251	(154,810)	560,861
Deferred tax liabilities	26,161	2,363	—	28,524
Other long-term liabilities	8,863	—	—	8,863

Total liabilities	686,323	232,151	(154,810)	763,664

Senior Preferred Stock (Redeemable)	91,052	—	—	91,052

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—
Additional paid-in-capital	115,674	67,040	(67,040)	115,674
Accumulated other comprehensive income (loss)	(15,562)	64,772	975	50,185
Accumulated deficit	(93,442)	(41,219)	—	(134,661)

Total stockholder’s equity	6,670	90,593	(66,065)	31,198

Total liabilities and stockholder’s equity	$784,045	$322,744	$(220,875)	$885,914

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidated Statements of Operations
For The Guarantor and Non-Guarantor Subsidiaries

	Second quarter 2004
	Guarantor	Non-guarantor	Consolidated
Net sales	$192,502	$65,836	$258,338
Cost of goods sold	173,380	51,821	225,201

Gross profit	19,122	14,015	33,137
Operating expenses:
Promotion and distribution	6,580	7,187	13,767
Selling, general and administrative	8,673	4,130	12,803
Amortization	935	199	1,134
Other operating expenses	—	3,938	3,938

Income from operations	2,934	(1,439)	1,495
Interest expense, net	12,205	5,981	18,186
Other expense (income), net	(521)	190	(331)

Loss before income taxes	(8,750)	(7,610)	(16,360)
Income tax expense	1,070	307	1,377

Net loss	$(9,820)	$(7,917)	$(17,737)

	Second quarter 2003
	Guarantor	Non-guarantor	Consolidated
Net sales	$175,882	$58,594	$234,476
Cost of goods sold	149,489	46,478	195,967

Gross profit	26,393	12,116	38,509
Operating expenses:
Promotion and distribution	6,470	6,327	12,797
Selling, general and administrative	8,064	4,309	12,373
Amortization	982	181	1,163

Income from operations	10,877	1,299	12,176
Interest expense, net	8,363	6,494	14,857
Other income, net	(405)	(9)	(414)

Income (loss) before income taxes	2,919	(5,186)	(2,267)
Income tax expense	900	237	1,137

Net income (loss)	2,019	(5,423)	(3,404)
Preferred stock dividends and accretion	(3,319)	—	(3,319)

Net loss available to common shares	$(1,300)	$(5,423)	$(6,723)

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidated Statements of Operations
For The Guarantor and Non-Guarantor Subsidiaries

	First six months fiscal 2004
	Guarantor	Non-guarantor	Consolidated
Net sales	$391,940	$137,278	$529,218
Cost of goods sold	346,716	108,547	455,263

Gross profit	45,224	28,731	73,955
Operating expenses:
Promotion and distribution	13,355	14,639	27,994
Selling, general and administrative	17,106	8,880	25,986
Amortization	1,956	407	2,363
Other operating expenses	(415)	5,576	5,161

Income from operations	13,222	(771)	12,451
Interest expense, net	23,956	12,207	36,163
Other expense (income), net	(1,134)	396	(738)

Loss before income taxes	(9,600)	(13,374)	(22,974)
Income tax expense	2,001	569	2,570

Net loss	$(11,601)	$(13,943)	$(25,544)

	First six months fiscal 2003
	Guarantor	Non-guarantor	Consolidated
Net sales	$377,727	$116,698	$494,425
Cost of goods sold	320,739	89,817	410,556

Gross profit	56,988	26,881	83,869
Operating expenses:
Promotion and distribution	14,506	12,701	27,207
Selling, general and administrative	16,103	8,378	24,481
Amortization	1,942	375	2,317

Income from operations	24,437	5,427	29,864
Interest expense, net	14,704	14,168	28,872
Debt extinguishments	11,113	—	11,113
Other expense (income), net	(723)	138	(585)

Loss before income taxes	(657)	(8,879)	(9,536)
Income tax expense	900	842	1,742

Net loss	(1,557)	(9,721)	(11,278)
Preferred stock dividends and accretion	(6,534)	—	(6,534)

Net loss available to common shares	$(8,091)	$(9,721)	$(17,812)

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidated Statements of Cash Flows
For The Guarantor and Non-Guarantor Subsidiaries

	First six months fiscal 2004
	Guarantor	Non-guarantor	Consolidated
Cash flows from operating activities:
Net loss	$(11,601)	$(13,943)	$(25,544)
Items not requiring (providing) cash:
Depreciation and amortization	11,640	8,523	20,163
Deferred income tax expense	2,001	64	2,065
Asset impairments	420	—	420
Other non-cash charges (income), net	9,359	(103)	9,256
Changes in current assets and liabilities	(21,535)	8,861	(12,674)

Net cash provided by (used in) operating activities	(9,716)	3,402	(6,314)

Cash flows from investing activities:
Capital expenditures	(2,990)	(2,136)	(5,126)
Proceeds from sale of assets	2	398	400
Other, net	(454)	(350)	(804)

Net cash used in investing activities	(3,442)	(2,088)	(5,530)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	13,078	13,078
Principal payments on long-term debt	(3,220)	(14,056)	(17,276)
Payments for debt issuance costs	(3,002)	—	(3,002)

Net cash used in financing activities	(6,222)	(978)	(7,200)
Effect of exchange rate changes on cash and cash equivalents	—	(187)	(187)

Increase (decrease) in cash and cash equivalents	(19,380)	149	(19,231)
Cash and cash equivalents, beginning of period	25,939	3,354	29,293

Cash and cash equivalents, end of period	$6,559	$3,503	$10,062

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidated Statements of Cash Flows
For The Guarantor and Non-Guarantor Subsidiaries

	First six months fiscal 2003
	Guarantor	Non-guarantor	Consolidated
Cash flows from operating activities:
Net loss	$(1,557)	$(9,721)	$(11,278)
Items not requiring (providing) cash:
Depreciation and amortization	10,627	7,307	17,934
Deferred income tax expense (benefit)	900	(143)	757
Debt extinguishments	11,113	—	11,113
Other non-cash charges (income), net	2,778	(115)	2,663
Changes in current assets and liabilities	(20,310)	13,783	(6,527)

Net cash provided by operating activities	3,551	11,111	14,662

Cash flows from investing activities:
Capital expenditures	(4,766)	(4,850)	(9,616)
Proceeds from sale of assets	27	166	193
Other, net	2,631	(4,546)	(1,915)

Net cash used in investing activities	(2,108)	(9,230)	(11,338)

Cash flows from financing activities:
Net repayments under revolving credit agreements	(15,000)	—	(15,000)
Proceeds from issuance of long-term debt	210,444	—	210,444
Principal payments on long-term debt	(189,092)	(2,123)	(191,215)
Payments for debt issuance costs	(7,771)	—	(7,771)

Net cash used in financing activities	(1,419)	(2,123)	(3,542)
Effect of exchange rate changes on cash and cash equivalents	—	535	535

Increase in cash and cash equivalents	24	293	317
Cash and cash equivalents, beginning of period	57	7,539	7,596

Cash and cash equivalents, end of period	$81	$7,832	$7,913

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Doane Pet Care Company:

We have reviewed the accompanying condensed consolidated balance sheet of Doane Pet Care Company and subsidiaries as of July 3, 2004, the related condensed consolidated statements of operations for the three-month and six-month periods ended July 3, 2004 and June 28, 2003, the related condensed consolidated statement of stockholder’s equity and comprehensive loss as of and for the six-month period ended July 3, 2004 and the related condensed consolidated statements of cash flows for the six-month periods ended July 3, 2004 and June 28, 2003. These condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Doane Pet Care Company and subsidiaries as of January 3, 2004, and the related consolidated statements of operations, stockholder’s equity and comprehensive (income) loss and cash flows for the year then ended (not presented herein); and in our report dated February 25, 2004, except as to Note 6, which was as of March 9, 2004, we expressed an unqualified opinion on those consolidated financial statements. Our report refers to a change in accounting for goodwill and other intangible assets in fiscal 2002. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 3, 2004 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note 3 to the accompanying condensed consolidated financial statements, effective January 4, 2004, Doane Pet Care Company and subsidiaries adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.

/s/ KPMG LLP
Nashville,Tennessee
July 27, 2004

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The reader is encouraged to refer to the accompanying unaudited condensed consolidated financial statements and related notes included elsewhere in this quarterly report on Form 10-Q and our audited consolidated financial statements and related notes in our annual report on Form 10-K for the fiscal year ended January 3, 2004, or the 2003 10-K.

Forward-Looking Statements

     Certain of the statements in this quarterly report on Form 10-Q are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “assume,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. These statements appear in a number of places and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors, with respect to, among other things:

•	reliance on a few customers for a large portion of our sales and our ability to maintain our relationships with these customers;

•	our exposure to, and our ability to manage, our market risks relating to commodity prices, interest rates and foreign currency exchange rates;

•	future capital expenditures and our ability to finance these capital expenditures;

•	our ability to finance our debt service requirements under our senior credit facility and our other debt and to comply with the financial covenants under our debt agreements;

•	our future results of operations or financial condition;

•	our business strategies and other plans and objectives for future operations;

•	general economic and business conditions;

•	business opportunities that may be presented to and pursued by us from time to time;

•	risks related to our international operations;

•	the impact of existing or new accounting pronouncements; and

•	the outcome of any legal proceedings to which we or any of our subsidiaries may be a party.

     These forward-looking statements are based on our assumptions and analyses and are not guarantees of our future performance. These statements are subject to risks, many of which are beyond our control, that could cause our actual results to differ materially from those contained in our forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for our products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns on our pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors described under “Risk Factors” in our 2003 10-K.

     We undertake no obligation to revise these forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

Second Quarter Fiscal 2004 in Review

     In the second quarter of fiscal 2004, net sales increased 10.2% to $258.3 million from $234.5 million in the second quarter of fiscal 2003. Excluding the impact of foreign currency exchange rate fluctuations, net sales increased 8.5%. The favorable impact of the Company’s 2004 domestic price increases, as well as European volume growth, was partially offset by lower domestic volume due to reduced shipments to Mexico and the impact of the 2004 domestic price increases on volume. The $5.4 million decrease in our gross profit was a result of higher global commodity costs, partially offset by the above factors impacting net sales. Our net loss of $17.7 million was further impacted by two factors. First, we recognized additional European restructuring costs in the amount of $3.9 million primarily relating to our consolidation of the Vrä, Denmark facility. Second, we recognized $3.8 million of accretion and dividends relating to our Senior Preferred Stock (Redeemable) as interest expense in connection with our adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity, or SFAS 150.

     Due to higher than expected commodity costs and the volatility of domestic commodity prices, we implemented a broad price increase in January 2004 of approximately 7.5% to 9.5% followed by additional price increases in the second quarter of 2004 of approximately 6.0% to 8.0% for most of our domestic products. In addition, we have cost-sharing arrangements with certain of our domestic customers such that we now have approximately 80% of our domestic volume under some form of cost-sharing arrangement. In the aggregate, these arrangements enable us to pass through to our domestic customers approximately half of any commodity movements, whether up or down. Because we generally do not have long-term contracts with our customers, our recent price increases and our cost-sharing arrangements are subject to change.

     The first domestic case of Bovine Spongiform Encephalopathy, or BSE, resulted in limitations on the export of pet food from the United States to Mexico which lingered into the second quarter of fiscal 2004. Net sales to Mexico were lower in the second quarter of fiscal 2004 compared to the 2003 period by $1.7 million, primarily related to the limitations imposed on exports from the United States. The border is currently open to the export of our products.

     We continued to implement phases of our European restructuring plan in the second quarter of fiscal 2004 and recognized $3.9 million of other operating expenses, consisting of $2.0 million for the reinstallation of transferred equipment, $1.3 million for severance costs and $0.6 million relating to manufacturing inefficiencies. Our European restructuring plan is comprised of two major components: (1) the consolidation of our wet pet food operation in Vrä, Denmark into our facility in Esbjerg, Denmark and our recently expanded facility in Carat, Austria; and (2) the reorganization of certain of our European subsidiaries to more efficiently manage our foreign operations and reduce selling, general and administrative expenses. We anticipate that this project will result in lower labor and administrative costs and other operating efficiencies estimated to be approximately $4 million to $5 million on an annual basis.

     As of the beginning of fiscal 2004, we adopted SFAS 150, which required us to reclassify our Senior Preferred Stock (Redeemable) to long-term debt and to recognize the related accretion and dividends of $3.8 million for the second quarter of fiscal 2004 as interest expense rather than as a component of stockholder’s equity. SFAS 150 explicitly prohibits restatement of prior periods. See Note 3, Change in Accounting Principle, in the accompanying unaudited condensed consolidated financial statements.

Financial Covenant Compliance

     One of our major risks is our ability to finance our cash requirements for debt service under our senior credit facility and our other debt and to comply with the financial covenants under our senior credit facility. Our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial tests which, if violated, could place us in default, and our lenders could then accelerate our debt and prohibit us from borrowing additional funds from this facility to meet our liquidity needs.

     Our ability to meet the financial ratios and tests required under our senior credit facility can be affected by events beyond our control, such as prevailing economic, financial or industry conditions. The occurrence of any such event may prevent us from meeting these financial ratios and tests. In particular, if domestic commodity prices increase beyond recent levels and we are unable to recover such increased costs through price increases, we may face additional challenges in satisfying our debt covenants. In addition, we may face covenant challenges if any of our price increases adversely affect our sales volume or if our price increases are not sustainable. We have experienced difficulty in the past satisfying the financial covenants in our senior credit facility and have negotiated amendments and obtained waivers from our lenders for fiscal 2000, 2001 and 2003 due to covenant non-compliance. Our senior credit facility, including the financial covenants, was last amended effective March 9, 2004. If we violate these amended covenants and are unable to either negotiate amendments or obtain waivers from our lenders, we could be in default under our debt agreements, our lenders may accelerate our debt, and we would not be able to draw upon additional availability under our senior credit facility to meet our liquidity needs.

Results of Operations

     We manufacture pet food, primarily private label, in the United States and Europe using 29 combined manufacturing and distribution facilities that we own or lease. We manufacture pet food products primarily for dogs and cats, including dry, wet, semi-moist, soft dry, soft treats and biscuits. We sell our products to various types of retailers.

     Historically, approximately 75% of our cost of goods sold has been comprised of raw material and packaging costs with the remainder primarily comprised of salaries, wages and related fringe benefits, utilities and depreciation. Our operating expenses generally consist of promotion and distribution expenses and selling, general and administrative expenses. Promotion and distribution expenses are primarily comprised of promotions, freight, brokerage fees and warehousing expenses. Selling, general and administrative expenses primarily include salaries and related fringe benefits, depreciation and other corporate overhead costs, which typically do not increase proportionately with increases in volume and product sales.

     We have foreign currency exposure related to foreign-denominated revenues and costs translated into U.S. dollars, or USD, primarily related to the Euro to USD exchange rate. Our results of operations were impacted by foreign currency exchange rate fluctuations for the three and six-month periods ending in the second quarter of fiscal 2004 and 2003. For the purpose of evaluating our results of operations, the average Euro to USD exchange rates for the three months ending in the second quarter of fiscal 2004 and 2003 were approximately 1.20 and 1.13, respectively, and for the six months ending in the second quarter of fiscal 2004 and 2003 were approximately 1.23 and 1.10, respectively. For the purpose of evaluating our financial position, the Euro to USD exchange rates as of end of the second quarter of fiscal 2004 and the end of fiscal 2003 were approximately 1.22 and 1.25, respectively.

     Our fiscal year ends on the Saturday nearest to the end of December; and therefore, fiscal 2003 ended on January 3, 2004. Each quarter also ends on a Saturday with the second quarter of fiscal 2004 and 2003 ending on July 3, 2004 and June 28, 2003, respectively.

     Statement of operations data. The following table sets forth our statement of operations derived from the accompanying unaudited condensed consolidated financial statements expressed as a percentage of net sales for the second quarter and first six months of fiscal 2004 and 2003 as indicated (table in thousands, except percentages):

	Second quarter				First six months fiscal
	2004		2003		2004		2003
Net sales	$258,338	100.0%	$234,476	100.0%	$529,218	100.0%	$494,425	100.0%
Cost of goods sold:
Commodity costs	134,152	51.9	111,631	47.6	270,476	51.1	237,126	47.9
Other	91,049	35.3	84,336	36.0	184,787	34.9	173,430	35.1

Total cost of goods sold	225,201	87.2	195,967	83.6	455,263	86.0	410,556	83.0

Gross profit	33,137	12.8	38,509	16.4	73,955	14.0	83,869	17.0
Operating expenses:
Promotion and distribution	13,767	5.3	12,797	5.4	27,994	5.3	27,207	5.5
Selling, general and administrative	12,803	5.0	12,373	5.3	25,986	4.9	24,481	5.0
Amortization	1,134	0.4	1,163	0.5	2,363	0.4	2,317	0.5
Other operating expenses	3,938	1.5	—	—	5,161	1.0	—	—

Income from operations	1,495	0.6	12,176	5.2	12,451	2.4	29,864	6.0
Interest expense, net	18,186	7.0	14,857	6.4	36,163	6.8	28,872	5.8
Loss from debt extinguishment	—	—	—	—	—	—	11,113	2.2
Other income, net	(331)	—	(414)	(0.2)	(738)	(0.1)	(585)	(0.1)

Loss before income taxes	(16,360)	(6.4)	(2,267)	(1.0)	(22,974)	(4.3)	(9,536)	(1.9)
Income tax expense	1,377	0.5	1,137	0.5	2,570	0.5	1,742	0.4

Net loss	$(17,737)	(6.9)%	$(3,404)	(1.5)%	$(25,544)	(4.8)%	$(11,278)	(2.3)%

Second quarter of fiscal 2004 compared to second quarter of fiscal 2003

     Net sales. Net sales for the second quarter of fiscal 2004 increased 10.2% to $258.3 million from $234.5 million in the second quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the second quarter of fiscal 2004, net sales increased 8.5%, or $20.0 million. The increase in net sales in the second quarter of fiscal 2004 was primarily due to our domestic price increases and European sales volume growth, partially offset by a decrease in domestic sales volume. The decrease in domestic sales volume is due to the impact of our domestic price increases on volume and the limitations imposed by Mexico on the export of pet food from the United States.

     Gross profit. Gross profit in the second quarter of fiscal 2004 decreased 13.9% to $33.1 million from $38.5 million in the second quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the second quarter of fiscal 2004, gross profit decreased 16.1%, or $6.2 million. This decrease was primarily due to higher global commodity costs, which increased as a percentage of net sales to 51.9% in the second quarter of fiscal 2004 from 47.6% in the second quarter of fiscal 2003, and lower consolidated sales volume, offset by the positive impact of the 2004 domestic price increases. Other costs of goods sold included a $2.9 million loss in the second quarter of fiscal 2004 compared to a $3.0 million gain for the same period of fiscal 2003 related to fair value accounting under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, for the Company’s commodity derivative instruments. Remaining other costs of goods sold were consistent in the second quarter of fiscal 2004 compared to the second quarter of fiscal 2003.

     Promotion and distribution. Promotion and distribution expenses for the second quarter of fiscal 2004 increased 7.6% to $13.8 million from $12.8 million in the second quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the second quarter of fiscal 2004, promotion and distribution expenses increased 4.3%, or $0.6 million. This increase is due to the growth in net sales as promotion and distribution expenses were consistent as a percentage of net sales in the second quarter of fiscal 2004 compared to the second quarter of fiscal 2003.

     Selling, general and administrative. Selling, general and administrative expenses in the second quarter of fiscal 2004 increased 3.5% to $12.8 million from $12.4 million in the second quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the second quarter of fiscal 2004, selling, general and administrative expenses were consistent as these expenses increased 1.2%, or $0.2 million from the second quarter of 2003.

     Other operating expenses. Other operating expenses of $3.9 million in the second quarter of fiscal 2004 consisted of installation costs of $2.0 million, severance costs of $1.3 million and manufacturing inefficiency costs of $0.6 million related to our European restructuring plan.

     Interest expense, net. Interest expense, net of interest income, in the second quarter of fiscal 2004 increased 22.4% to $18.2 million from $14.9 million in the second quarter of fiscal 2003. The increase was primarily due to $3.8 million of accretion and dividends relating to our Senior Preferred Stock (Redeemable). See Note 3, Change in Accounting Principle, in the accompanying unaudited condensed consolidated financial statements.

     Debt extinguishments. Debt extinguishments of $11.1 million in the second quarter of fiscal 2003 related to our refinancing in February 2003 and included: (1) a $4.0 million write-off of deferred financing costs, primarily related to our senior credit facility; (2) a charge of $7.6 million for the accretion of our sponsor facility to face value; (3) a charge of $6.2 million realized foreign currency translation loss as a result of retiring a portion of our Euro term loan facility with a corresponding credit to accumulated other comprehensive income; and (4) a credit of $6.7 million for the reversal of an excess leverage fee accrual.

     Income tax expense. We recognized income tax expense of $1.4 million in the second quarter of fiscal 2004 compared to $1.1 million in the second quarter of fiscal 2003. We recorded valuation allowances against deferred tax assets of $0.8 million and $4.6 million in the second quarter of fiscal 2004 and 2003, respectively. Due primarily to the magnitude of our operating losses in fiscal 2003, our losses through the second quarter of fiscal 2004 and the variability of our historical earnings, we do not believe that we meet the “more likely than not” recoverability criteria necessary to recognize our deferred tax assets, except for those assets which will be recovered through known reversals of deferred tax liabilities. The overall effective tax rate for both periods differs from the expected combined federal and state rate of 38.9% due to the valuation allowances described above and the tax benefit arising from certain items being deductible in the United States and also in certain foreign jurisdictions.

First six months fiscal 2004 compared to first six months fiscal 2003

     Net sales. Net sales for the first six months of fiscal 2004 increased 7.0% to $529.2 million from $494.4 million for the first six months of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the first six months of 2004, net sales increased 4.2%, or $20.9 million. The increase in net sales in the first six months of fiscal 2004 was primarily due to our domestic price increases and European sales volume growth, partially offset by a decrease in domestic sales volume. The decrease in domestic sales volume was due to the impact of our domestic price increases on volume and the initial prohibition and subsequent limitations imposed by Mexico on the export of pet food from the United States to Mexico.

     Gross profit. Gross profit for the first six months of fiscal 2004 decreased 11.8% to $74.0 million from $83.9 million for the first six months of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations, gross profit decreased 15.3%, or $12.8 million. This decrease was primarily due to higher global commodity costs, which increased as a percentage of net sales to 51.1% in the first six months of fiscal 2004 from 47.9% in the first six months of fiscal 2003, and lower consolidated sales volume, partially offset by the positive impact of the 2004 domestic price increases. Other costs of goods sold were consistent in the first six months of fiscal 2004 compared to the first six months of fiscal 2003 as a percentage of net sales. However, other costs of goods sold for the first six months of fiscal 2004 included two significant but offsetting changes. First, other costs of goods sold included a $4.3 million loss in the second quarter of fiscal 2004 compared to a $3.5 million gain for the same period of fiscal 2003 related to SFAS 133 fair value accounting for the Company’s commodity derivative instruments. Second, offsetting the fair value change, other costs of goods sold included increased manufacturing efficiencies in the first six months of 2004 compared to the same period of 2003.

     Promotion and distribution. Promotion and distribution expenses for the first six months of fiscal 2004 increased 2.9% to $28.0 million from $27.2 million for the first six months of 2003. Excluding the impact of foreign currency exchange fluctuations in the first six months of fiscal 2004, promotion and distribution expenses decreased 2.5% or $0.7 million. As a percent of sales, promotion and distribution decreased from 5.5% for the first six months of 2003 to 5.3% for the first six months of 2004 as a result of lower distribution costs associated with reduced shipments to Mexico.

     Selling, general and administrative. Selling, general and administrative expenses for the first six months of fiscal 2004 increased 6.1% to $26.0 million from $24.5 million for the first six months of 2003. Excluding the impact of foreign currency exchange fluctuations in the first six months of fiscal 2004, selling, general and administrative expenses increased 2.5%, or $0.6 million from the first six months of fiscal 2003.

     Other operating expenses. Other operating expenses of $5.2 million in the first six months of fiscal 2004 consisted of: (1) severance costs of $3.0 million, installation costs of $2.0 million and manufacturing inefficiency costs of $0.6 million related to our European restructuring plan; (2) asset impairments of $0.4 million related to the closure of our distribution center in Alexandria, Louisiana; and (3) $0.8 million of income related to the arbitration award we received from Merrick. See Note 10, Commitments and Contingencies, in the accompanying unaudited condensed consolidated financial statements.

     Interest expense, net. Interest expense, net of interest income, for the first six months of fiscal 2004 increased 25.3% to $36.2 million from $28.9 million for the first six months of 2003. The increase was primarily due to $7.4 million of accretion and dividends relating to our Senior Preferred Stock (Redeemable). See Note 3, Change in Accounting Principle, in the accompanying unaudited condensed consolidated financial statements.

     Loss from debt extinguishment. We incurred a loss from debt extinguishment of $11.1 million in the first six months of fiscal 2003. This pre-tax charge included: (1) a $4.0 million write-off of deferred financing costs, primarily related to our senior credit facility; (2) a charge of $7.6 million for the accretion of our sponsor facility to face value; (3) a charge of $6.2 million realized foreign currency translation loss as a result of retiring a portion of our Euro term loan facility with a corresponding credit to accumulated other comprehensive income; and (4) a credit of $6.7 million for the reversal of the excess leverage fee accrual.

     Income tax expense. We recognized income tax expense of $2.6 million for the first six months of fiscal 2004 compared to $1.7 million for the first six months of 2003. We recorded valuation allowances against deferred tax assets that were generated during these periods of $5.1 million in the 2004 period and $8.7 million in the 2003 period. Due primarily to the magnitude of our operating losses in fiscal 2003, our losses for the first six months of fiscal 2004 and the variability of our historical earnings, we do not believe that we meet the “more likely than not” recoverability criteria necessary to recognize our deferred tax assets, except for those assets which will be recovered through known reversals of deferred tax liabilities. The overall effective tax rate for both periods differs from the expected combined federal and state rate of 38.9% due to the valuation allowances described above and the tax benefit arising from certain items being deductible in the United States and also in certain foreign jurisdictions.

Liquidity and Capital Resources

General

     We have historically funded our operations, capital expenditures and working capital requirements with cash flows from operations, bank borrowings and the issuance of other long-term indebtedness. We are highly leveraged and have significant cash requirements for debt service relating to our senior credit facility, senior notes, senior subordinated notes, industrial development revenue bonds and foreign debt.

     As of the end of the second quarter of fiscal 2004, our principal sources of liquidity consisted of cash of $10.1 million, working capital excluding cash of $24.8 million, and available borrowing capacity of $27.3 million under our revolving credit facility.

     We anticipate that our capital expenditures will not exceed $25 million for fiscal 2004 and that approximately $10 million to $12 million is required for maintenance of our business. We believe that we have sufficient flexibility under our senior credit facility to meet these needs.

     We believe that offerings of additional debt securities are possible if the need arises, although such offerings may not be available to us on acceptable terms based on market conditions that exist at the time of any such offering. Moreover, our ability to borrow is limited by our senior credit facility, including compliance with the financial covenants therein, and the limitations on the incurrence of additional indebtedness in the indentures governing our senior notes and senior subordinated notes. We may be required to refinance all or a portion of the principal amount of our outstanding debt on or prior to maturity or a mandatory redemption date, and we may not have sufficient capital available to us for any future acquisitions, joint ventures or similar transactions.

     Although we believe that future borrowings under our revolving credit facility will be available to fund our liquidity needs, availability of these funds is subject to our satisfaction of certain terms and conditions, including our ability to satisfy the financial covenants in our senior credit facility. As discussed below, we have experienced difficulty in the past generating sufficient operating revenues and cash flows to satisfy these financial covenants and were required to negotiate amendments and obtain waivers from our lenders. We may experience difficulty in the future satisfying these financial covenants and, absent an amendment or waiver from our lenders, it could result in an event of default under our senior credit facility and permit a majority of the lenders to accelerate outstanding debt under our senior credit facility and permit a majority of our lenders under our revolving credit facility to terminate our revolving credit commitment (without acceleration of such debt) and seize the cash in our operating accounts. Such acceleration would result in cross-defaults under our senior notes and senior subordinated notes. In that event, we may not have sufficient liquidity to make interest payments on our debt and for operational and capital requirements. See “Financial Covenant Compliance” above.

Statement of Cash Flows Review

     Net cash used in our operating activities was $6.3 million for the first six months of fiscal 2004 compared to net cash provided by operating activities of $14.7 million for the first six months of fiscal 2003. The change is primarily due to the required working capital associated with the higher commodity costs and the related sales price increases, cash deposits for our hedging contacts and European restructuring costs.

     Net cash used in our investing activities was $5.5 million for the first six months of fiscal 2004 compared to $11.3 million for the first six months of fiscal 2003. Capital expenditures for the first six months of fiscal 2004 were $5.1 million compared to $9.6 million for the first six months of fiscal 2003.

     Net cash used in our financing activities was $7.2 million for the first six months of fiscal 2004 compared to $3.5 million for the first six months of fiscal 2003. In the first six months of fiscal 2004, we paid $3.0 million in transaction fees and expenses relating to our March 9, 2004 amendment to our senior credit facility and made scheduled payments in the amount of $3.2 million on the USD term loan facility of our senior credit facility. Additionally in June 2004, we refinanced our European loans and borrowed $13.1 million, of which we used $11.8 million to repay the previous loans. The purpose of the refinancing was to consolidate multiple loans. In the second quarter of fiscal 2003, we received $210.4 million of gross proceeds from the issuance of our senior notes that was used to repay a portion of the outstanding debt under our senior credit facility, repay our sponsor facility in full, and pay related transaction fees and expenses.

Senior Credit Facility

     We are highly leveraged and have significant cash requirements for debt service relating to our senior credit facility, senior notes, senior subordinated notes, industrial development revenue bonds and foreign debt. Our ability to borrow is limited by our senior credit facility, including compliance with the financial covenants therein, and the limitations on the incurrence of additional indebtedness in the indentures governing our senior notes and senior subordinated notes.

     We entered into an amended and restated senior credit facility dated as of May 8, 2000 with a syndicate of banks and other institutional investors, as lenders, and JPMorgan Chase Bank, as administrative agent. Our senior credit facility was subsequently amended in March 2001, March 2002, February 2003 and March 2004.

     The facilities. As of the end of the second quarter of fiscal 2004, our senior credit facility provides for total commitments as follows:

•	a Euro 30.1 million ($36.6 million assuming a Euro to USD exchange rate of approximately 1.22) Euro term loan facility; and

•	$178.5 million, consisting of

— a $128.5 million USD term loan facility; and

— a $50.0 million revolving credit facility, with a $20.0 million sub-limit for issuance of letters of credit.

     As of the end of the second quarter of fiscal 2004, we had $16.0 million of borrowings outstanding under our revolving credit facility and $6.7 million of letters of credit outstanding, resulting in $27.3 million of availability under our revolving credit facility. Availability of funds under our senior credit facility is subject to certain customary terms and conditions.

     Senior credit facility amendments. Effective March 9, 2004, we amended our senior credit facility to (1) extend the maturity of the revolving credit facility from March 31, 2005 to December 29, 2005; (2) permanently reduce the borrowing capacity under the revolving credit facility from $60.0 million to $50.0 million; (3) waive non-compliance with certain financial covenants as of the end of fiscal 2003; (4) simplify the financial covenants to include only minimum consolidated EBITDA, maximum senior secured leverage and capital expenditure limits; and (5) increase our interest rates on all facilities by 0.25% as of March 9, 2004, an additional 0.25% on all facilities as of September 30, 2004 and a final 1.00% on all facilities as of March 31, 2005.

     Interest rates. As of the end of the second quarter of fiscal 2004, all loans under our senior credit facility bore interest at the higher of the Euro dollar rate plus 5.00%, or the prime rate of the administrative agent plus 4.00%. As of the end of the second quarter of fiscal 2004, our Euro term loan facility bore interest at 7.09%, and our USD term loan and revolving credit facilities bore interest at 6.22%.

     Prepayments. The loans under our senior credit facility may be prepaid and commitments may be reduced in certain specified minimum amounts. Optional prepayments of the term loans are generally applied ratably to the four tranches and ratably to the respective installments. Optional prepayments of the term loans may not be reborrowed.

     Our senior credit facility also provides for mandatory prepayments of the borrowings upon certain specified events and in certain specified percentages, including:

•	100% of the net cash proceeds received by our parent, us or any of our restricted subsidiaries from the issuance of indebtedness not currently expressly permitted by our senior credit facility;

•	100% of the net cash proceeds of any sale or other disposition of any assets, subject to certain exceptions;

•	100% of excess cash flow; and

•	100% of the net proceeds of any sale or issuance of equity, subject to certain exceptions.

     Guarantees; collateral. We, our parent and certain of our domestic subsidiaries are required to guarantee amounts outstanding under our senior credit facility. To secure the indebtedness and obligations under our senior credit facility, we, our parent and certain of our domestic subsidiaries have pledged the following U.S. assets:

•	substantially all of our personal property assets, subject to certain exceptions;

•	substantially all of our real property assets and any subsequently acquired real property having a fair market value in excess of $0.5 million, subject to certain exceptions;

•	substantially all of our intellectual property assets; and

•	substantially all of the stock owned or subsequently acquired by each of us in each of our respective domestic subsidiaries and 65% of the foreign subsidiaries owned directly by us or a domestic subsidiary.

     In addition, pursuant to the pledge agreement between DPC Investment Corp. and Doane Pet Care Europe (ApS), 65% of the capital stock of Doane Pet Care Europe (ApS) is pledged to secure the obligations under our senior credit facility.

     Covenants. Our senior credit facility, as last amended on March 9, 2004, contains financial and other covenants that we believe are usual and customary for a secured credit agreement, including covenants that limit our and certain of our subsidiaries’ abilities to, among other things:

•	incur indebtedness or issue guarantees;

•	grant liens;

•	make investments;

•	make certain capital expenditures;

•	make certain restricted payments; and

•	enter into certain lines of business.

     Our senior credit facility also contains the following financial covenant requirements:

•	Minimum Consolidated EBITDA. Our consolidated EBITDA, as defined in the senior credit facility, must exceed the following amounts in the respective periods: $16.2 million for the second quarter of fiscal 2004; $33.5 million for the first two quarters of fiscal 2004; $56.0 million for the first three quarters of fiscal 2004; $85.0 million for the full year fiscal 2004; $90.0 million for the twelve-month period ending in the first quarter of fiscal 2005; $95.0 million for the twelve-month period ending in the second quarter of fiscal 2005; $97.0 million for the twelve-month period ending in the third quarter of fiscal 2005; and $100.0 million for the full year fiscal 2005.

Our senior credit facility defines consolidated EBITDA for any period as consolidated net income for such period plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness (including the loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual, transition or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges (including any dividends or accretion on the existing preferred stock or any replacement preferred stock to the extent not actually paid in cash during such period) and minus, to the extent included in the statement of such consolidated net income for such period, the sum of (x) interest income, (y) any extraordinary, unusual or non-recurring non-cash income or non-cash gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business) and (z) any other non-cash income, all as determined on a consolidated basis.

•	Senior Secured Leverage. Our consolidated senior secured debt ratio as of certain specified periods must not exceed ratios as set forth below:

Fiscal quarter ending on or
nearest to	Ratio
June 30, 2004	2.60:1.00
September 30, 2004	2.50:1.00
December 31, 2004 and thereafter until maturity	2.00:1.00

Consolidated senior secured debt as of any day is the then outstanding principal balance of the loans under the senior credit facility.

•	Capital Expenditures. Capital expenditures must not exceed $27.0 million for each fiscal year commencing on or after January 3, 2004.

     We have experienced difficulty in the past satisfying financial covenants in our senior credit facility and negotiated amendments and obtained waivers for fiscal 2000, 2001 and 2003 due to covenant non-compliance. Our senior credit facility, including the financial covenants, was last amended on March 9, 2004. Our ability to satisfy these covenants is determined based on our cash flows, outstanding senior secured debt and capital expenditures. We may experience difficulty satisfying these amended covenants in the future. It is possible that, if domestic commodity prices increase beyond recent levels and we are unable to recover such increased costs through price increases, we may face additional challenges in satisfying our debt covenants. In addition, we may face covenant challenges if any of our price increases adversely affect our sales volume or if our price increases are not sustainable. If we are unable to negotiate an amendment or secure a waiver from our lenders for any potential default, it could result in an event of default under our senior credit facility and permit a majority of the lenders to accelerate outstanding debt under our senior credit facility and permit a majority of our lenders under our revolving credit facility to terminate our revolving credit commitment (without acceleration of such debt) and seize the cash in our operating accounts. Such acceleration would result in cross-defaults under our senior notes and senior subordinated notes.

     Events of default. Our senior credit facility contains default provisions that we believe are customary for facilities and transactions of this type, including default provisions relating to:

•	our failure to pay principal or interest when and as due or any other amount under our senior credit facility within five days after such amount becomes due;

•	representations or warranties being inaccurate in any material respect when made;

•	cross-default to certain other indebtedness and agreements including our senior notes and senior subordinated notes;

•	bankruptcy or insolvency;

•	actual invalidity, or invalidity asserted by us, of any security document;

•	material judgments;

•	certain ERISA events; and

•	change of control or ownership.

Liquidity

     As of the end of the second quarter of fiscal 2004, our principal sources of liquidity consisted of cash of $10.1 million, working capital excluding cash of $24.8 million, and $27.3 million of remaining availability under the revolving credit facility out of a total availability of $50.0 million. Availability of funds under the revolving credit facility is subject to our satisfaction of certain terms and conditions, including our ability to satisfy the financial covenants in our senior credit facility. See “Covenants” above. We may be required to refinance all or a portion of the principal amount of our outstanding debt on or prior to maturity or a mandatory redemption date. We believe the capital expenditures permitted under our senior credit facility are sufficient to provide us with the necessary flexibility to spend required capital for fiscal 2004.

     Any future acquisitions, joint ventures or similar transactions will likely require additional capital and we may not have such capital available to us on commercially reasonable terms, on terms acceptable to us, or at all. Our business may not generate sufficient cash flows or future borrowings may not be available in an amount sufficient to enable us to make principal and interest payments on our debt, including our senior notes and senior subordinated notes, or to fund our other liquidity needs. In addition, our business may not generate sufficient operating results and cash flows to allow us to comply with the financial covenants in our senior credit facility. In the event of a default under our senior credit facility, absent an amendment or a waiver from our lenders, a majority of our lenders could accelerate outstanding debt under our senior credit facility and a majority of our lenders under our revolving credit facility could terminate our revolving credit commitment (without acceleration of such debt) and seize the cash in our operating accounts. In that event, we may not have sufficient liquidity to make interest payments on our debt and for operational and capital requirements.

Annual Maturities of Long-Term Debt

     A summary of the annual maturities of our long-term debt, including our Senior Preferred Stock (Redeemable), as of the end of the second quarter of fiscal 2004 follows (in thousands):

End of fiscal	Maturities
2004	$6,173
2005	137,779
2006	40,649
2007	249,471
2008	2,152
2009 and thereafter	231,104

$667,328

Commitments and Contingencies

     We believe our operations are in compliance in all material respects with environmental, safety and other regulatory requirements. However, these requirements may change in the future, which may cause us to incur material costs to comply with these requirements or in connection with the effect of these matters on our business.

Inflation and Changes in Prices

     Our financial results depend to a large extent on the costs of raw materials and packaging and our ability to pass through increased costs to our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand, changes in international demand, as well as weather conditions during the growing and harvesting seasons. Fluctuations in paper prices, which affect our costs for packaging materials, have resulted from changes in supply and demand, general economic conditions and other factors. In addition, we have exposure to changes in pricing of natural gas, which affects our manufacturing costs. Our results of operations have been exposed to volatility in the commodity and natural gas markets in the past. We have cost-sharing arrangements with certain of our domestic customers to reduce the impact of volatile commodity costs; however, these arrangements only reduce our exposure to such volatility in the future, and only as long as these agreements continue in effect.

     In the event of any increases in raw materials, packaging and natural gas costs, we may be required to seek additional sales price increases for our products to avoid margin deterioration. For instance, because of the increases in our raw material costs during fiscal 2003 and 2004, we implemented a price increase in

January 2004 and additional price increases in the second quarter of fiscal 2004 for most of our domestic products. We cannot provide any assurances as to the timing or extent of our ability to implement future price adjustments in the event of increased raw materials, packaging or natural gas costs or of whether any price increases implemented by us may affect future sales volumes to our customers.

Seasonality

     Our sales are moderately seasonal. We normally experience an increase in net sales during the first and fourth quarters of each year, which is typical in the pet food industry. Generally, cooler weather results in increased dog food consumption.

Recently Issued Accounting Pronouncements

     See Note 2, Recent Accounting Pronouncements, in the accompanying unaudited condensed consolidated financial statements.

Critical Accounting Policies

     Accounts receivable allowances. As of the end of the second quarter of fiscal 2004 and the end of fiscal 2003, our gross accounts receivable were $96.0 and $94.2 million, respectively. We had allowances of $2.6 million as of the end of both the second quarter of fiscal 2004 and the end of fiscal 2003, primarily for doubtful accounts and outstanding deductions with customers. Our policy is to estimate our allowances by applying a recovery percentage based on historical collection experience and performing a specific identification review of customer account balances. We may revise our allowances against accounts receivable as we receive more information or as we assess other factors impacting the realizability of our accounts receivable.

     Inventories allowances. As of the end of the second quarter of fiscal 2004 and the end of fiscal 2003, our gross inventories were $76.3 and $73.0 million, respectively. We had allowances of $5.0 million and $4.4 million as of the end of the second quarter of fiscal 2004 and the end of fiscal 2003, respectively, primarily related to obsolescence of packaging inventories. Our policy is to estimate our allowances based on specific identification of obsolete stock keeping units, or SKUs, or probable SKUs to be rationalized. We may revise our allowances against inventories as we receive more information or as we assess other factors impacting the realizability of our inventories.

     Deferred tax assets. As of the end of the second quarter of fiscal 2004 and the end of fiscal 2003, our federal net operating loss, or NOL, carryforwards were $141.2 million and $126.5 million, respectively, and our foreign NOL carryforwards were $1.5 million and $2.2 million, respectively. Our gross deferred tax assets, including federal, foreign, state and local NOL carryforwards, were $77.0 million and $72.3 million as of the end of the second quarter of fiscal 2004 and the end of fiscal 2003, respectively, and our gross deferred tax liabilities were $57.4 million and $55.8 million, respectively. We assess the realization of our deferred tax assets dependent upon our ability to generate sufficient taxable income during the periods in which our deferred tax assets may be utilized. This assessment incorporates a determination of whether it is “more likely than not” that we will realize the benefit of our existing deferred tax assets in future periods. When we determine that we do not meet this probability criteria, we record valuation allowances that take into consideration tax planning strategies, historical and projected earnings, and the future reversal of taxable temporary differences.

     Due primarily to the magnitude of our operating losses in fiscal 2003, our loss in the first six months of fiscal 2004 and the variability of our historical earnings, we do not believe that we currently meet the “more likely than not” recoverability criteria necessary to recognize our deferred tax assets, except for those assets which will be recovered through known reversals of deferred tax liabilities. Our consolidated valuation allowance was $48.2 million and $43.1 million as of the end of the second quarter of fiscal 2004 and the end of fiscal 2003, respectively. During the first six months of fiscal 2004 and for the full year fiscal 2003, we recorded valuation allowances against our U.S. federal and state deferred tax assets in the amounts of $7.2 million and $35.2 million, respectively. We reduced our valuation allowances against foreign deferred tax assets in the amount of $2.1 million in the first six months of fiscal 2004, while for the full year fiscal 2003, we recorded valuation allowances in the amount of $7.3 million. The reduction to the valuation allowance against foreign deferred tax assets in the first six months of fiscal 2004 related to a tax law change in one of the foreign jurisdictions in which we operate. The tax law change eliminated a deferred tax asset in the amount of $6.3 million against which we had previously recorded a valuation allowance in the full amount. Accordingly, we wrote off the deferred tax asset and made a corresponding reduction to the associated valuation allowance. The offsetting increase of $4.2 million was recorded against deferred tax assets generated in foreign jurisdictions during the first six months of 2004 resulting in a net reduction of $2.1 million to the valuation allowance against deferred tax assets in foreign jurisdictions in the first six months of fiscal 2004. Due to these recent changes, we are in the process of evaluating our foreign corporate tax strategies, and plan to have that evaluation completed by the end of fiscal 2004. We do not expect any adverse changes in our effective tax rate in the near term. We currently expect that future years’ deferred income tax expense (benefit) will include deferred income tax expense in an amount approximating the growth in our deferred tax liabilities related to the tax amortization of goodwill and other intangible assets recognized on our income tax return.

     Goodwill and trademarks. As of the end of the second quarter of fiscal 2004 and the end of fiscal 2003, our goodwill and trademarks were $377.5 million and $380.4 million, respectively. Our policy is to test the fair value of goodwill and trademarks for impairment annually in the fourth quarter of each fiscal year and upon the occurrence of certain events. Our impairment test includes quantitative analyses of discounted future cash flows, market multiples of earnings and comparable transactions. If the estimated fair value of goodwill or trademarks of either the domestic or international reporting unit is less than the carrying value, an impairment loss will be recognized. In the fourth quarter of fiscal 2003, we performed our annual assessment of impairment and determined no impairment was evident at this date.

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to market risks, which may give rise to losses from adverse changes in market prices and rates. Our market risks could arise from changes in commodity prices, interest rates and foreign currency exchange rates.

     Commodity price risk. We are exposed to market risk related to changes in commodity prices. We have in the past and may continue to seek to manage our commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year. During the term of a contract, we balance positions daily with cash payments to or from the exchanges. At the termination of a contract, we have the ability to settle financially or by exchange for the physical commodity, in which case, we would deliver the contract against the acquisition of the physical commodity. Our policy does not permit speculative commodity trading.

     Although we seek to manage the price risk of market fluctuations by hedging portions of our primary commodity product purchases, our results of operations have been adversely affected in the past by these fluctuations and may in the future. It is possible that, if domestic commodity prices increase beyond recent levels and we are unable to recover such increased costs through price increases, we may face additional challenges in satisfying our debt covenants. In addition, we may face covenant challenges if any of our price increases adversely affect our sales volume or if our price increases are not sustainable. See Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Senior Credit Facility” and “Financial Covenant Compliance.” Moreover, the use of futures contracts also reduces our ability to take advantage of short-term reductions in raw material prices. If one or more of our competitors is able to reduce their costs by taking advantage of any reductions in raw material prices, we may face pricing pressures from these competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have a material adverse effect on our business, results of operations and financial condition.

     Our commodity derivative instruments are measured at fair value under SFAS 133, in our accompanying unaudited condensed consolidated financial statements. Our results of operations have been adversely affected in the past by volatility in commodity prices under the SFAS 133 fair value accounting of our commodity derivative instruments and our results of operations may be adversely affected in the future by SFAS 133 accounting.

     As of the end of the second quarter of fiscal 2004, we had open commodity contracts with a fair value loss of $4.1 million. Based upon an analysis we completed at the end of the second quarter of fiscal 2004 in which we utilized our actual derivative contractual volumes and assumed a 5% adverse movement in commodity prices, we determined the potential decrease in the fair value of our commodity derivative instruments would be approximately $1.2 million.

     With the changes in our pricing strategy resulting from reaching cost-sharing arrangements, we have and will continue to collaborate with our customers on any hedging strategies we may pursue.

     Interest rate risk. We are exposed to market risk related to changes in interest rates. We periodically use interest rate swap and cap contracts to limit our exposure to the interest rate risk associated with our domestic floating rate debt, which totaled $181.1 million at the end of the second quarter of fiscal 2004. Changes in market values of these financial instruments are highly correlated with changes in market values of the hedged item both at inception and over the life of the contract. As of the end of the second quarter of fiscal 2004, we had no open interest rate swap or cap contracts.

     Our net loss is affected by changes in interest rates. Assuming a 100 basis point increase in interest rates on our floating rate debt, our net income would decrease by approximately $0.5 million and $0.9 million for the second quarter and first six months of fiscal 2004, respectively. In addition, such a change would result in a decrease of approximately $14.3 million in the fair value of our fixed rate debt at the end of the second quarter of fiscal 2004. In the event of an adverse change in interest rates, we could take action to mitigate our exposure; however, due to the uncertainty of these potential actions and their possible effects, our analysis assumes no such actions. Furthermore, our analysis does not consider the effect of any changes in the level of overall economic activity that may exist in such an environment.

     Foreign currency exchange risk. Our financial position and results of operations are affected by foreign currency exchange rate fluctuations. Our European operations sell pet food products throughout Europe. In connection with our fiscal 2000 acquisition of Arovit, we funded a portion of the acquisition with Euro-denominated debt and designated our Euro-denominated debt as a hedge of our net investment in Europe. The cumulative translation adjustment for the net investment in our foreign operations is recorded in accumulated other comprehensive income (loss) in the accompanying unaudited condensed consolidated financial statements. As of the end of the second quarter of fiscal 2004, we had a cumulative translation gain of $50.3 million, which included an unrealized cumulative loss of $9.5 million for the translation of our Euro-denominated debt to U.S. dollars, that has been recognized in the accompanying unaudited condensed consolidated financial statements.

     We are exposed to foreign currency exchange risk arising from transactions in the normal course of business in Europe as well as the translation of the results of our European operations. From time to time, we may enter into foreign currency forward contracts for the purchase or sale of a currency to mitigate the risk from foreign currency exchange rate fluctuations in those transactions. Accordingly, changes in market values of these financial instruments are highly correlated with changes in the market values of the hedged items both at inception and over the life of the contracts. Changes in fair value of foreign currency forward contracts that qualify for hedge accounting are recorded in accumulated other comprehensive income (loss), net of deferred taxes, in our consolidated balance sheet until they are realized, at which point, they are recognized in other income, net, in the accompanying consolidated statements of income. All other gains and losses on foreign currency forward contracts are recorded as an increase or decrease in net sales in our consolidated statements of income as they occur. As of the end of the second quarter of fiscal 2004, we had no material open foreign currency forward or option contracts.

ITEM 4. Controls and Procedures

     Evaluation of disclosure controls and procedures. Our disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

     We carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the quarterly period ending July 3, 2004, pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective.

     Changes in internal controls. There were no significant changes in our internal controls or in other factors that could significantly affect our internal controls subsequent to the date of their evaluation, nor were there any significant deficiencies or material weaknesses in our internal controls. As a result, no corrective actions were required or undertaken.

PART II. Other Information

ITEM 1. Legal Proceedings

     See Note 10, Commitments and Contingencies, in the accompanying unaudited condensed consolidated financial statements included in Part I, Item 1 of this quarterly report on Form 10-Q, which is incorporated by reference in this Part II, Item 1.

ITEM 6. Exhibits and Reports on Form 8-K

(a) Exhibits

Exhibit
Number		Description

10.1		Amendment No. 5 to Amended and Restated Credit Agreement dated as of March 9, 2004 among Doane Pet Care Enterprises, Inc., Doane Pet Care Company, as borrower, Doane/Windy Hill Joint Venture L.L.C., DPC Investment Corp. and JPMorgan Chase Bank, as administrative agent, and the lenders party thereto (incorporated by reference to Doane Pet Care Company’s Annual Report on Form 10-K for the year ended January 3, 2004).

10.2	*††	Change in Control Severance Agreement dated April 22, 2004, between Doane Pet Care Company and Douglas J. Cahill.

10.3	*††	Change in Control Severance Agreement dated April 22, 2004, between Doane Pet Care Company and David L. Horton.

10.4	*††	Change in Control Severance Agreement dated April 22, 2004, between Doane Pet Care Company and Joseph J. Meyers.

10.5	*††	Change in Control Severance Agreement dated April 22, 2004, between Doane Pet Care Company and Philip K. Woodlief.

15.1	*	Letter from KPMG LLP dated July 27, 2004 regarding unaudited interim financial information.

31.1	*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) / 15(d)-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) / 15(d)-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.

32.1	†	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	†	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.

†	Not consider to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

††	Management contracts or compensatory plans or arrangements.

(b) Reports on Form 8-K

The following report on Form 8-K was furnished during the second quarter of fiscal 2004:

Report on Form 8-K dated May 17, 2004 was furnished pursuant to Item 9 and Item 12 of Form 8-K in connection with our issuance of a press release announcing our first quarter of fiscal 2004 results and discussing other matters set forth therein. We also announced that we had provided the Securities and Exchange Commission with certifications of our Chief Executive Officer and Chief Financial Officer on May 17, 2004 in accordance with Section 906 of the Sarbanes-Oxley Act of 2002.

Information in Form 8-K furnished pursuant to Item 9 and Item 12 is not considered to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, except if Doane specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act or the Exchange Act.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOANE PET CARE COMPANY

	By:	/s/ PHILIP K. WOODLIEF

Philip K. Woodlief
Vice President, Finance and
Chief Financial Officer

	By:	/s/ STEPHEN P. HAVALA

Stephen P. Havala
Corporate Controller and
Principal Accounting Officer
Date: August 12, 2004

EXHIBIT INDEX

Exhibit
Number		Description
10.1		Amendment No. 5 to Amended and Restated Credit Agreement dated as of March 9, 2004 among Doane Pet Care Enterprises, Inc., Doane Pet Care Company, as borrower, Doane/Windy Hill Joint Venture L.L.C., DPC Investment Corp. and JPMorgan Chase Bank, as administrative agent, and the lenders party thereto (incorporated by reference to Doane Pet Care Company’s Annual Report on Form 10-K for the year ended January 3, 2004).

10.2	*††	Change in Control Severance Agreement dated April 22, 2004, between Doane Pet Care Company and Douglas J. Cahill.

10.3	*††	Change in Control Severance Agreement dated April 22, 2004, between Doane Pet Care Company and David L. Horton.

10.4	*††	Change in Control Severance Agreement dated April 22, 2004, between Doane Pet Care Company and Joseph J. Meyers.

10.5	*††	Change in Control Severance Agreement dated April 22, 2004, between Doane Pet Care Company and Philip K. Woodlief.

15.1	*	Letter from KPMG LLP dated July 27, 2004, regarding unaudited interim financial information.

31.1	*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) / 15(d)-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.

31.2	*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) / 15(d)-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.

32.1	†	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	†	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.

†	Not consider to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

††	Management contracts or compensatory plans or arrangements.

EXHIBIT 10.2

CHANGE IN CONTROL
SEVERANCE AGREEMENT

     AGREEMENT between Doane Pet Care Company, a Delaware corporation (the “Company”), and Douglas J. Cahill (“Executive”),

W I T N E S S E T H :

     WHEREAS, the Company desires to retain certain key personnel employed by the Company and, accordingly, the Board of Directors of the Company has approved the Company entering into a severance agreement with Executive in order to encourage Executive’s continued service to the Company or an affiliate of the Company; and

     WHEREAS, Executive is prepared to perform such services in return for specific arrangements with respect to severance compensation and other benefits;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1. Definitions.

     (a) “Affiliate” shall mean the Parent and any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Parent. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

     (b) “Change in Control” shall mean (i) any merger, consolidation, or reorganization involving the Parent in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the aggregate by the stockholders of the Parent immediately prior to such merger, consolidation or reorganization, (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Parent to any other person or entity (other than to one or more wholly-owned subsidiaries of the Parent) in one transaction or a series of related transactions, (iii) the dissolution or liquidation of the Parent, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Parent’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Parent before such election shall cease to constitute a majority of the Parent Board.

     (c) “Change in Terms of Service” shall mean the occurrence of any one or more of the following (whether at the same time or at different times):

(i)	A significant reduction in the nature or scope of Executive’s authorities or duties from those applicable to Executive immediately prior to the date on which a Change in Control occurs;

(ii)	A reduction in Executive’s annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement or significant detrimental change in the target opportunity goals or the measurement thereof from that provided to Executive immediately prior to the date on which a Change in Control occurs;

(iii)	A diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans from the greater of (A) the opportunities provided by the Company and the Affiliates (including any successors thereto) for executives with comparable duties or (B) the opportunities under any such plans (other than equity-based incentive plans) under which Executive was participating immediately prior to the date on which a Change in Control occurs;

(iv)	A diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company and the Affiliates (including any successors thereto) to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change in Control occurs;

(v)	A change in the location of Executive’s principal place of employment by the Company by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a Change in Control occurs; or

(vi)	Failure of the Parent to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent an agreement to expressly assume and agree to perform this Agreement and the Employment Agreement in the same manner and to the same extent that the Company would be required to perform such agreements if no such succession had taken place.

Notwithstanding the foregoing, a Change in Terms of Service may also occur prior to the date upon which a Change in Control occurs; provided, however, that such a Change in Terms of Service must occur after the effective date of this Agreement and no earlier than the date that is

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six months prior to the date upon which a Change in Control occurs. For purposes of determining whether a pre-Change in Control event constitutes such a “Change in Terms of Service,” the term “Change in Terms of Service” shall be interpreted by considering Executive’s authorities, duties, base salary, target bonus and incentive compensation opportunity, principal place of employment, perquisites and participation in compensation and benefit plans immediately prior to any reduction, change or diminution thereof, rather than immediately prior to the date on which a Change in Control occurs.

     (d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

     (e) “Company Board” shall mean the Board of Directors of the Company.

     (f) “Compensation” shall mean Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) plus the greater of:

(i)	Executive’s annual base salary from the Company at the rate in effect immediately prior to the date on which a Change in Control occurs;

(ii)	Executive’s annual base salary from the Company at the rate in effect six months prior to the date of Executive’s Involuntary Termination; or

(iii)	Executive’s annual base salary from the Company at the rate in effect at the time of Executive’s Involuntary Termination.

     (g) “Employment Agreement” shall mean that certain Employment Agreement dated January 1, 1998, by and between Executive and the Company, as amended, or any successor employment agreement between Executive and the Company or an Affiliate.

     (h) “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)	does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) or clause (iii) of this subparagraph (h));

(ii)	results from a resignation by Executive on or before the date which is 30 days after the date upon which Executive receives notice of a Change in Terms of Service; provided, however, that if Executive receives notice of a Change in Terms of Service prior to a Change in Control, then a resignation with respect to such Change in Terms of Service must occur on or before the date which is 30 days after the date upon which the Change in Control occurs; or

(iii)	results from a resignation by Executive during the 30-day period that begins on the later of (x) the date that is six months after the date upon which a Change in Control occurs or (y) the date upon which at least 80% of the consideration received in connection with a Change in Control by the stockholders of the Parent immediately prior to such Change in Control shall be (or shall at any time have been) in cash and/or securities that are readily tradable on an established securities market.

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Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company’s (or an Affiliate’s) long-term disability plan, or Retirement. Further, if Executive is required pursuant to the terms of the Employment Agreement to provide Company with written notice of Executive’s resignation in advance of such resignation, then the delivery of any such notice by Executive to the Company within the time period described in clause (ii) or clause (iii) above, as applicable, shall be deemed to satisfy the timing requirements of such clause even if the actual date of Executive’s Involuntary Termination occurs after the expiration of the time period described in such clause; provided, however, that if the Employment Agreement specifies a minimum notice period with respect to any such resignation, then the effective date of Executive’s resignation that is specified in Executive’s written notice of resignation may not extend beyond such minimum notice period by more than five business days. Finally, the actual date of Executive’s Involuntary Termination must occur within the period specified in the first sentence of Paragraph 3 hereof in order for Executive to be eligible to receive the payments and benefits provided for in such Paragraph.

     (i) “Parent” shall mean Doane Pet Care Enterprises, Inc., a Delaware corporation.

     (j) “Parent Board” shall mean the Board of Directors of the Parent.

     (k) “Prorated Bonus Amount” shall mean an amount equal to Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the Company’s fiscal year in which Executive’s Involuntary Termination occurs and ending on the date of such Involuntary Termination, and the denominator of which is 365.

     (l) “Retirement” shall mean Executive’s resignation on or after the date Executive reaches age sixty-five.

     (m) “Severance Amount” shall mean an amount equal to 300% of Executive’s Compensation.

     (n) “Target Bonus” shall mean the annual bonus to which Executive would be entitled under the Doane Pet Care Company Annual Bonus Program, as the same may be amended, replaced or superseded from time to time, for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs), determined as if actual performance for such year equaled 100% of each corporate and individual goal established for such year under such program; provided, however, that if a Change in Terms of Service occurs as a result of a reduction or diminution in Executive’s annual bonus opportunity as described in Paragraph 1(c)(ii) or (iii) hereof, then the Target Bonus shall be determined without regard to any reduction or diminution that gave rise to such Change in Terms of Service.

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     (o) “Termination for Cause” shall mean the termination of Executive’s employment with the Company for “Cause” as such term (or any similar term) is defined in the Employment Agreement. Notwithstanding the foregoing, in no event shall a termination of Executive’s employment constitute a “Termination for Cause” unless such termination is approved (which approval may occur before or after the date of Executive’s termination of employment) by at least two-thirds of the members of the Company Board after Executive has been given written notice by the Company of the specific reason for such termination and an opportunity for Executive, together with Executive’s counsel, to be heard before the Company Board. Executive shall be provided with at least 10 days advance written notice of any hearing that is required pursuant to this subparagraph (o), and members of the Company Board may participate in any such hearing by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Company Board shall attend the hearing in person. If any Termination for Cause is ever ultimately determined by the Company Board or a court, agency or other tribunal to have not constituted a Termination for Cause, then the Company’s sole liability under this Agreement or otherwise at law or in equity shall be to provide Executive with the payments and benefits that would otherwise have been provided to Executive hereunder and the reasonable attorneys’ fees and other amounts described in Paragraph 7(b) hereof associated with Executive’s successfully obtaining such determination.

     (p) “Welfare Benefit Plans” shall mean the medical, dental, life insurance, accidental death and dismemberment, and long-term disability plans provided by the Company (or an Affiliate) to its active employees.

     2. Services. Executive agrees that Executive shall (a) render services to the Company (as well as any Affiliate) during the period of Executive’s employment to the best of Executive’s ability and in a prudent and businesslike manner and (b) devote substantially the same time, efforts, and dedication to Executive’s duties as heretofore devoted.

     3. Severance Benefits. If Executive’s employment by the Company shall be subject to an Involuntary Termination during the period beginning on the date that is six months prior to the date upon which a Change in Control occurs and ending on the date that is two years after the date upon which a Change in Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including Affiliates), the following severance benefits:

(a)	A lump sum cash payment in an amount equal to the sum of the Prorated Bonus Amount and the Severance Amount, which shall be paid to Executive on or before the fifth day after the last day of Executive’s employment with the Company (or, if later, the date upon which the Change in Control occurs);

(b)	If Executive’s Involuntary Termination occurs during the two-year period beginning on the date upon which a Change in Control occurs, then (i) all of the outstanding stock options granted by the Company or an Affiliate to Executive shall become immediately exercisable in full upon Executive’s termination of employment and (ii) all of such stock options shall remain exercisable for a period of three months after Executive’s Involuntary Termination or for such greater

5

period as may be provided in the plan or plans pursuant to which such stock options were granted or in the stock option agreements entered into in connection with such options (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option). If Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which a Change in Control occurs, then:

(A)	with respect to each Terminated Option Share (as hereinafter defined), on the date upon which the Change in Control occurs Executive shall be paid a lump sum cash payment with respect to each such share in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement; and

(B)	with respect to each Exercisable Option Share (as hereinafter defined), Executive may elect, at any time during the period beginning on the date upon which the Change in Control occurs and ending on the date upon which the option pertaining to such share would otherwise expire (but in no event shall such period exceed three months from the date upon which the Change in Control occurs), to surrender Executive’s right to exercise such option with respect to such share in exchange for a lump sum cash payment in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement. Any cash payment required to be paid to Executive pursuant to this clause (B) shall be paid to Executive on or before the fifth day after Executive provides written notice to the Company of the exercise of Executive’s rights pursuant to this clause (B).

For purposes of the preceding sentence, the value of a share of stock as of the date upon which the Change in Control occurs shall be determined in good faith by the Parent Board based on the consideration received by the Parent’s stockholders in connection with the Change in Control transaction and such other factors as the Parent Board deems relevant. The term “Terminated Option Share” means each share of stock that (i) as of the date of Executive’s Involuntary Termination, was subject to an outstanding stock option granted by the Company or an Affiliate to Executive (irrespective of whether such share could then be purchased under the terms of such stock option), and (ii) as of the date upon which the Change in Control occurred, had not been purchased, and could no longer be purchased, by Executive pursuant to the terms of such stock option. The term “Exercisable Option Share” means each share of stock that, as of the date upon which Executive exercises his rights described in clause (B) above, could be purchased by Executive pursuant to the terms of an outstanding stock option granted by the Company or an Affiliate to Executive. The incentive stock options (within the meaning of section 422 of the Code) that have been granted by the Company or an Affiliate to Executive prior to the date hereof (the “Existing ISOs”) are

6

intended to continue to qualify as incentive stock options after the execution of this Agreement to the maximum extent permitted under the Code. However, Executive agrees and acknowledges that the provisions of this Section 3(b) may cause the Existing ISOs to cease to qualify (in whole or in part) as incentive stock options;

(c)	Executive and those of Executive’s dependents (including Executive’s spouse) who were covered under the Welfare Benefit Plans at the time of Executive’s Involuntary Termination shall continue to be covered under such plans throughout the thirty-six month period beginning on the date of Executive’s Involuntary Termination (or, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs, then Executive and such dependents shall be reinstated under such plans with such coverage beginning on the date of the Change in Control and continuing for the remainder of such thirty-six month period) at a cost to Executive that is no greater than the lesser of (i) the cost of such coverage paid by Executive immediately prior to such termination or (ii) the cost of such coverage paid by Executive immediately prior to the Change in Control (if applicable); provided, however, that coverage under a particular Welfare Benefit Plan shall immediately end upon Executive’s obtainment of new employment and coverage under a similar welfare benefit plan maintained by Executive’s new employer (with Executive being obligated hereunder to promptly report such new coverage to the Company); provided, further, that (A) if such continued coverage will have adverse tax consequences to Executive as compared to the tax consequences associated with similar coverage provided to an active executive employee of the Company, then the Company shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to Executive a cash gross-up payment to make Executive whole (on an after-tax basis) for such adverse tax consequences, and (B) if such continued coverage will have adverse consequences to the Company or the Welfare Benefit Plans (or any Affiliate or successor), then the Company shall provide identical coverage through individual policies or otherwise pay to Executive a cash payment sufficient to allow Executive (on an after-tax basis) to procure such individual policies. In addition, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs and Executive and/or his dependents elect COBRA continuation coverage under one or more group health plans maintained by the Company or an Affiliate, then, on the date upon which the Change in Control occurs, Executive shall receive a lump sum cash payment equal to the amount by which the COBRA premiums paid by Executive and his dependents for such coverage prior to the date of the Change in Control exceeded the premiums that would have been paid for such coverage by a comparable executive of the Company who was in active employment during such period;

(d)	Executive shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $25,000 (which shall be paid by the Company (or an Affiliate) directly to the provider of such services); and

7

(e)	The provisions of the Employment Agreement that restrict Executive’s ability to solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual (which provisions are set forth in Section 6(c) of the Employment Agreement as of the date hereof) shall terminate and cease to apply effective as of the later of the date of the Change in Control or the date of Executive’s Involuntary Termination.

     4. Benefits Under Employment Agreement. The benefits, if any, under the Employment Agreement to which Executive would be entitled upon an Involuntary Termination are not intended to be in addition to the benefits to which Executive is entitled under this Agreement. Accordingly, if Executive is entitled to receive benefits under Paragraph 3 of this Agreement, then Executive agrees that (a) Executive shall not be entitled to continued payment of salary, bonus, benefits, severance payments or any other compensation under the Employment Agreement, whether as payment for the remainder of the employment term provided therein or otherwise, and, in the event of an Involuntary Termination prior to the occurrence of a Change in Control, the lump sum cash payment provided for in Paragraph 3(a) hereof shall be reduced by the aggregate amount of any severance payments received by Executive under the Employment Agreement, (b) the non-competition covenants, if any, under the Employment Agreement shall continue to apply, and (c) Executive shall not be eligible to receive any benefits under any other severance benefit plan or policy maintained by the Company or any Affiliate. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect Executive’s entitlement to payment from the Company for the amount of Executive’s accrued but unused vacation and sick leave through the date of an Involuntary Termination, to the extent any such amount is due and owing under the terms of the Employment Agreement or the Company’s applicable vacation and sick leave policies.

     5. Interest on Late Benefit Payments. If any cash payment provided for in Paragraph 3 or Paragraph 6 hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the rate of 12% per annum.

     6. Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, benefit or distribution by the Company or any Affiliate to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties (other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive) with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall promptly pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such

8

Gross-up Payment. Executive shall notify the Company in writing (within five days of the receipt of any claim; provided that failure to timely notify the Company shall not affect Executive’s right to receive a Gross-up Payment unless the delay results in a significant detriment to the Company) of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive). The Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     7. General.

     (a) Term. The effective date of this Agreement is April 22, 2004. Within sixty days from and after the expiration of two years after said effective date and within sixty days after each successive two-year period of time after said effective date that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee of the Company Board (excluding any member of such committee who is covered by this Agreement or by a similar agreement with the Company or an Affiliate) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee of the Company Board to take any action within said sixty days shall be considered as an extension of this Agreement for an additional two-year period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year “sunset provision” shall again be applicable with the sixty-day time period for action by the Compensation Committee of the Company Board to thereafter commence at the expiration of said two years after such Change in Control and on each two-year anniversary date thereafter. Executive may terminate this Agreement by delivering written notice of such termination to the Company at any time prior to Executive’s receipt of payments or benefits pursuant to the terms of this Agreement, and, if Executive does

9

so terminate this Agreement, then Executive shall not be considered entitled to receive benefits under this Agreement for purposes of applying Paragraph 4 hereof.

     (b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate of 12% per annum.

     (c) Payment Obligations Absolute. The Company’s obligation to pay (or cause an Affiliate to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including an Affiliate) may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

     (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and Executive’s estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to Executive’s estate.

     (e) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (f) Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

     (g) Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at Executive’s principal place of employment or if sent by registered or certified mail or by overnight delivery via a nationally-recognized courier service to Executive at the last address Executive has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent

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by registered or certified mail or by overnight delivery via a nationally-recognized courier service to the Company at its principal executive offices.

     (h) Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

     (i) Full Settlement; Withholding. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of Executive’s termination of employment. Any severance benefits paid pursuant to this Agreement shall be deemed to be a severance payment and not “Compensation” for purposes of determining benefits under the Company’s qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise), and shall be subject to any required tax withholding.

     (j) Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including any Affiliate).

     (k) Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or an Affiliate) to discharge Executive or (ii) the terms and conditions of any other agreement between the Company and Executive except as expressly provided herein. To the extent provided in Paragraph 4 hereof, this Agreement constitutes an amendment to the Employment Agreement.

     (l) Employment Relationship. For purposes of this Agreement, Executive shall be considered to be in the employment of the Company as long as Executive remains an employee of either the Company or any Affiliate.

     (m) Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 7th day of May, 2004.

DOUGLAS J. CAHILL
/s/ Douglas J. Cahill

DOANE PET CARE COMPANY
By:	/s/ Philip K. Woodlief
	Name:	Philip K. Woodlief
	Title:	Vice President-Finance and Chief Financial Officer

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Exhibit 10.3

CHANGE IN CONTROL
SEVERANCE AGREEMENT

     AGREEMENT between Doane Pet Care Company, a Delaware corporation (the “Company”), and David L. Horton (“Executive”),

W I T N E S S E T H :

     WHEREAS, the Company desires to retain certain key personnel employed by the Company and, accordingly, the Board of Directors of the Company has approved the Company entering into a severance agreement with Executive in order to encourage Executive’s continued service to the Company or an affiliate of the Company; and

     WHEREAS, Executive is prepared to perform such services in return for specific arrangements with respect to severance compensation and other benefits;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1. Definitions.

     (a) “Affiliate” shall mean the Parent and any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Parent. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

     (b) “Change in Control” shall mean (i) any merger, consolidation, or reorganization involving the Parent in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the aggregate by the stockholders of the Parent immediately prior to such merger, consolidation or reorganization, (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Parent to any other person or entity (other than to one or more wholly-owned subsidiaries of the Parent) in one transaction or a series of related transactions, (iii) the dissolution or liquidation of the Parent, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Parent’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Parent before such election shall cease to constitute a majority of the Parent Board.

     (c) “Change in Terms of Service” shall mean the occurrence of any one or more of the following (whether at the same time or at different times):

(i)	A significant reduction in the nature or scope of Executive’s authorities or duties from those applicable to Executive immediately prior to the date on which a Change in Control occurs;

(ii)	A reduction in Executive’s annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement or significant detrimental change in the target opportunity goals or the measurement thereof from that provided to Executive immediately prior to the date on which a Change in Control occurs;

(iii)	A diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans from the greater of (A) the opportunities provided by the Company and the Affiliates (including any successors thereto) for executives with comparable duties or (B) the opportunities under any such plans (other than equity-based incentive plans) under which Executive was participating immediately prior to the date on which a Change in Control occurs;

(iv)	A diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company and the Affiliates (including any successors thereto) to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change in Control occurs;

(v)	A change in the location of Executive’s principal place of employment by the Company by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a Change in Control occurs; or

(vi)	Failure of the Parent to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent an agreement to expressly assume and agree to perform this Agreement and the Employment Agreement in the same manner and to the same extent that the Company would be required to perform such agreements if no such succession had taken place.

Notwithstanding the foregoing, a Change in Terms of Service may also occur prior to the date upon which a Change in Control occurs; provided, however, that such a Change in Terms of Service must occur after the effective date of this Agreement and no earlier than the date that is

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six months prior to the date upon which a Change in Control occurs. For purposes of determining whether a pre-Change in Control event constitutes such a “Change in Terms of Service,” the term “Change in Terms of Service” shall be interpreted by considering Executive’s authorities, duties, base salary, target bonus and incentive compensation opportunity, principal place of employment, perquisites and participation in compensation and benefit plans immediately prior to any reduction, change or diminution thereof, rather than immediately prior to the date on which a Change in Control occurs.

     (d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

     (e) “Company Board” shall mean the Board of Directors of the Company.

     (f) “Compensation” shall mean Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) plus the greater of:

(i)	Executive’s annual base salary from the Company at the rate in effect immediately prior to the date on which a Change in Control occurs;

(ii)	Executive’s annual base salary from the Company at the rate in effect six months prior to the date of Executive’s Involuntary Termination; or

(iii)	Executive’s annual base salary from the Company at the rate in effect at the time of Executive’s Involuntary Termination.

     (g) “Employment Agreement” shall mean that certain Employment Agreement dated January 1, 1998, by and between Executive and the Company, as amended, or any successor employment agreement between Executive and the Company or an Affiliate.

     (h) “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)	does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) or clause (iii) of this subparagraph (h));

(ii)	results from a resignation by Executive on or before the date which is 30 days after the date upon which Executive receives notice of a Change in Terms of Service; provided, however, that if Executive receives notice of a Change in Terms of Service prior to a Change in Control, then a resignation with respect to such Change in Terms of Service must occur on or before the date which is 30 days after the date upon which the Change in Control occurs; or

(iii)	results from a resignation by Executive during the 30-day period that begins on the later of (x) the date that is six months after the date upon which a Change in Control occurs or (y) the date upon which at least 80% of the consideration received in connection with a Change in Control by the stockholders of the Parent immediately prior to such Change in

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Control shall be (or shall at any time have been) in cash and/or securities that are readily tradable on an established securities market.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company’s (or an Affiliate’s) long-term disability plan, or Retirement. Further, if Executive is required pursuant to the terms of the Employment Agreement to provide Company with written notice of Executive’s resignation in advance of such resignation, then the delivery of any such notice by Executive to the Company within the time period described in clause (ii) or clause (iii) above, as applicable, shall be deemed to satisfy the timing requirements of such clause even if the actual date of Executive’s Involuntary Termination occurs after the expiration of the time period described in such clause; provided, however, that if the Employment Agreement specifies a minimum notice period with respect to any such resignation, then the effective date of Executive’s resignation that is specified in Executive’s written notice of resignation may not extend beyond such minimum notice period by more than five business days. Finally, the actual date of Executive’s Involuntary Termination must occur within the period specified in the first sentence of Paragraph 3 hereof in order for Executive to be eligible to receive the payments and benefits provided for in such Paragraph.

     (i) “Parent” shall mean Doane Pet Care Enterprises, Inc., a Delaware corporation.

     (j) “Parent Board” shall mean the Board of Directors of the Parent.

     (k) “Prorated Bonus Amount” shall mean an amount equal to Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the Company’s fiscal year in which Executive’s Involuntary Termination occurs and ending on the date of such Involuntary Termination, and the denominator of which is 365.

     (l) “Retirement” shall mean Executive’s resignation on or after the date Executive reaches age sixty-five.

     (m) “Severance Amount” shall mean an amount equal to 200% of Executive’s Compensation.

     (n) “Target Bonus” shall mean the annual bonus to which Executive would be entitled under the Doane Pet Care Company Annual Bonus Program, as the same may be amended, replaced or superseded from time to time, for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs), determined as if actual performance for such year equaled 100% of each corporate and individual goal established for such year under such program; provided, however, that if a Change in Terms of Service occurs as a result of a reduction or diminution in Executive’s annual bonus opportunity as described in Paragraph 1(c)(ii) or (iii) hereof, then the Target Bonus shall be determined without regard to any reduction or diminution that gave rise to such Change in Terms of Service.

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     (o) “Termination for Cause” shall mean the termination of Executive’s employment with the Company for “Cause” as such term (or any similar term) is defined in the Employment Agreement. Notwithstanding the foregoing, in no event shall a termination of Executive’s employment constitute a “Termination for Cause” unless such termination is approved (which approval may occur before or after the date of Executive’s termination of employment) by at least two-thirds of the members of the Company Board after Executive has been given written notice by the Company of the specific reason for such termination and an opportunity for Executive, together with Executive’s counsel, to be heard before the Company Board. Executive shall be provided with at least 10 days advance written notice of any hearing that is required pursuant to this subparagraph (o), and members of the Company Board may participate in any such hearing by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Company Board shall attend the hearing in person. If any Termination for Cause is ever ultimately determined by the Company Board or a court, agency or other tribunal to have not constituted a Termination for Cause, then the Company’s sole liability under this Agreement or otherwise at law or in equity shall be to provide Executive with the payments and benefits that would otherwise have been provided to Executive hereunder and the reasonable attorneys’ fees and other amounts described in Paragraph 7(b) hereof associated with Executive’s successfully obtaining such determination.

     (p) “Welfare Benefit Plans” shall mean the medical, dental, life insurance, accidental death and dismemberment, and long-term disability plans provided by the Company (or an Affiliate) to its active employees.

     2. Services. Executive agrees that Executive shall (a) render services to the Company (as well as any Affiliate) during the period of Executive’s employment to the best of Executive’s ability and in a prudent and businesslike manner and (b) devote substantially the same time, efforts, and dedication to Executive’s duties as heretofore devoted.

     3. Severance Benefits. If Executive’s employment by the Company shall be subject to an Involuntary Termination during the period beginning on the date that is six months prior to the date upon which a Change in Control occurs and ending on the date that is two years after the date upon which a Change in Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including Affiliates), the following severance benefits:

(a)	A lump sum cash payment in an amount equal to the sum of the Prorated Bonus Amount and the Severance Amount, which shall be paid to Executive on or before the fifth day after the last day of Executive’s employment with the Company (or, if later, the date upon which the Change in Control occurs);

(b)	If Executive’s Involuntary Termination occurs during the two-year period beginning on the date upon which a Change in Control occurs, then (i) all of the outstanding stock options granted by the Company or an Affiliate to Executive shall become immediately exercisable in full upon Executive’s termination of employment and (ii) all of such stock options shall remain exercisable for a period of three months after Executive’s Involuntary Termination or for such greater

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period as may be provided in the plan or plans pursuant to which such stock options were granted or in the stock option agreements entered into in connection with such options (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option). If Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which a Change in Control occurs, then:

(A)	with respect to each Terminated Option Share (as hereinafter defined), on the date upon which the Change in Control occurs Executive shall be paid a lump sum cash payment with respect to each such share in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement; and

(B)	with respect to each Exercisable Option Share (as hereinafter defined), Executive may elect, at any time during the period beginning on the date upon which the Change in Control occurs and ending on the date upon which the option pertaining to such share would otherwise expire (but in no event shall such period exceed three months from the date upon which the Change in Control occurs), to surrender Executive’s right to exercise such option with respect to such share in exchange for a lump sum cash payment in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement. Any cash payment required to be paid to Executive pursuant to this clause (B) shall be paid to Executive on or before the fifth day after Executive provides written notice to the Company of the exercise of Executive’s rights pursuant to this clause (B).

For purposes of the preceding sentence, the value of a share of stock as of the date upon which the Change in Control occurs shall be determined in good faith by the Parent Board based on the consideration received by the Parent’s stockholders in connection with the Change in Control transaction and such other factors as the Parent Board deems relevant. The term “Terminated Option Share” means each share of stock that (i) as of the date of Executive’s Involuntary Termination, was subject to an outstanding stock option granted by the Company or an Affiliate to Executive (irrespective of whether such share could then be purchased under the terms of such stock option), and (ii) as of the date upon which the Change in Control occurred, had not been purchased, and could no longer be purchased, by Executive pursuant to the terms of such stock option. The term “Exercisable Option Share” means each share of stock that, as of the date upon which Executive exercises his rights described in clause (B) above, could be purchased by Executive pursuant to the terms of an outstanding stock option granted by the Company or an Affiliate to Executive. The incentive stock options (within the meaning of section 422 of the Code) that have been granted by the Company or an Affiliate to Executive prior to the date hereof (the “Existing ISOs”) are

6

intended to continue to qualify as incentive stock options after the execution of this Agreement to the maximum extent permitted under the Code. However, Executive agrees and acknowledges that the provisions of this Section 3(b) may cause the Existing ISOs to cease to qualify (in whole or in part) as incentive stock options;

(c)	Executive and those of Executive’s dependents (including Executive’s spouse) who were covered under the Welfare Benefit Plans at the time of Executive’s Involuntary Termination shall continue to be covered under such plans throughout the twenty-four month period beginning on the date of Executive’s Involuntary Termination (or, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs, then Executive and such dependents shall be reinstated under such plans with such coverage beginning on the date of the Change in Control and continuing for the remainder of such twenty-four month period) at a cost to Executive that is no greater than the lesser of (i) the cost of such coverage paid by Executive immediately prior to such termination or (ii) the cost of such coverage paid by Executive immediately prior to the Change in Control (if applicable); provided, however, that coverage under a particular Welfare Benefit Plan shall immediately end upon Executive’s obtainment of new employment and coverage under a similar welfare benefit plan maintained by Executive’s new employer (with Executive being obligated hereunder to promptly report such new coverage to the Company); provided, further, that (A) if such continued coverage will have adverse tax consequences to Executive as compared to the tax consequences associated with similar coverage provided to an active executive employee of the Company, then the Company shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to Executive a cash gross-up payment to make Executive whole (on an after-tax basis) for such adverse tax consequences, and (B) if such continued coverage will have adverse consequences to the Company or the Welfare Benefit Plans (or any Affiliate or successor), then the Company shall provide identical coverage through individual policies or otherwise pay to Executive a cash payment sufficient to allow Executive (on an after-tax basis) to procure such individual policies. In addition, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs and Executive and/or his dependents elect COBRA continuation coverage under one or more group health plans maintained by the Company or an Affiliate, then, on the date upon which the Change in Control occurs, Executive shall receive a lump sum cash payment equal to the amount by which the COBRA premiums paid by Executive and his dependents for such coverage prior to the date of the Change in Control exceeded the premiums that would have been paid for such coverage by a comparable executive of the Company who was in active employment during such period;

(d)	Executive shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $25,000 (which shall be paid by the Company (or an Affiliate) directly to the provider of such services); and

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(e)	The provisions of the Employment Agreement that restrict Executive’s ability to solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual (which provisions are set forth in Section 6(c) of the Employment Agreement as of the date hereof) shall terminate and cease to apply effective as of the later of the date of the Change in Control or the date of Executive’s Involuntary Termination.

     4. Benefits Under Employment Agreement. The benefits, if any, under the Employment Agreement to which Executive would be entitled upon an Involuntary Termination are not intended to be in addition to the benefits to which Executive is entitled under this Agreement. Accordingly, if Executive is entitled to receive benefits under Paragraph 3 of this Agreement, then Executive agrees that (a) Executive shall not be entitled to continued payment of salary, bonus, benefits, severance payments or any other compensation under the Employment Agreement, whether as payment for the remainder of the employment term provided therein or otherwise, and, in the event of an Involuntary Termination prior to the occurrence of a Change in Control, the lump sum cash payment provided for in Paragraph 3(a) hereof shall be reduced by the aggregate amount of any severance payments received by Executive under the Employment Agreement, (b) the non-competition covenants, if any, under the Employment Agreement shall continue to apply, and (c) Executive shall not be eligible to receive any benefits under any other severance benefit plan or policy maintained by the Company or any Affiliate. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect Executive’s entitlement to payment from the Company for the amount of Executive’s accrued but unused vacation and sick leave through the date of an Involuntary Termination, to the extent any such amount is due and owing under the terms of the Employment Agreement or the Company’s applicable vacation and sick leave policies.

     5. Interest on Late Benefit Payments. If any cash payment provided for in Paragraph 3 or Paragraph 6 hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the rate of 12% per annum.

     6. Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, benefit or distribution by the Company or any Affiliate to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties (other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive) with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall promptly pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-

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up Payment. Executive shall notify the Company in writing (within five days of the receipt of any claim; provided that failure to timely notify the Company shall not affect Executive’s right to receive a Gross-up Payment unless the delay results in a significant detriment to the Company) of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive). The Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     7. General.

     (a) Term. The effective date of this Agreement is April 22, 2004. Within sixty days from and after the expiration of two years after said effective date and within sixty days after each successive two-year period of time after said effective date that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee of the Company Board (excluding any member of such committee who is covered by this Agreement or by a similar agreement with the Company or an Affiliate) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee of the Company Board to take any action within said sixty days shall be considered as an extension of this Agreement for an additional two-year period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year “sunset provision” shall again be applicable with the sixty-day time period for action by the Compensation Committee of the Company Board to thereafter commence at the expiration of said two years after such Change in Control and on each two-year anniversary date thereafter. Executive may terminate this Agreement by delivering written notice of such termination to the Company at any time prior to Executive’s receipt of payments or benefits pursuant to the terms of this Agreement, and, if Executive does

9

so terminate this Agreement, then Executive shall not be considered entitled to receive benefits under this Agreement for purposes of applying Paragraph 4 hereof.

     (b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate of 12% per annum.

     (c) Payment Obligations Absolute. The Company’s obligation to pay (or cause an Affiliate to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including an Affiliate) may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

     (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and Executive’s estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to Executive’s estate.

     (e) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (f) Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

     (g) Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at Executive’s principal place of employment or if sent by registered or certified mail or by overnight delivery via a nationally-recognized courier service to Executive at the last address Executive has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent

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by registered or certified mail or by overnight delivery via a nationally-recognized courier service to the Company at its principal executive offices.

     (h) Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

     (i) Full Settlement; Withholding. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of Executive’s termination of employment. Any severance benefits paid pursuant to this Agreement shall be deemed to be a severance payment and not “Compensation” for purposes of determining benefits under the Company’s qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise), and shall be subject to any required tax withholding.

     (j) Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including any Affiliate).

     (k) Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or an Affiliate) to discharge Executive or (ii) the terms and conditions of any other agreement between the Company and Executive except as expressly provided herein. To the extent provided in Paragraph 4 hereof, this Agreement constitutes an amendment to the Employment Agreement.

     (l) Employment Relationship. For purposes of this Agreement, Executive shall be considered to be in the employment of the Company as long as Executive remains an employee of either the Company or any Affiliate.

     (m) Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 7th day of May, 2004.

DAVID L. HORTON
/s/ David L. Horton

DOANE PET CARE COMPANY
By:	/s/ Douglas J. Cahill
	Name:	Douglas J. Cahill
	Title:	President and Chief Executive Officer

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EXHIBIT 10.4

CHANGE IN CONTROL
SEVERANCE AGREEMENT

     AGREEMENT between Doane Pet Care Company, a Delaware corporation (the “Company”), and Joseph J. Meyers (“Executive”),

W I T N E S S E T H :

     WHEREAS, the Company desires to retain certain key personnel employed by the Company and, accordingly, the Board of Directors of the Company has approved the Company entering into a severance agreement with Executive in order to encourage Executive’s continued service to the Company or an affiliate of the Company; and

     WHEREAS, Executive is prepared to perform such services in return for specific arrangements with respect to severance compensation and other benefits;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1. Definitions.

     (a) “Affiliate” shall mean the Parent and any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Parent. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

     (b) “Change in Control” shall mean (i) any merger, consolidation, or reorganization involving the Parent in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the aggregate by the stockholders of the Parent immediately prior to such merger, consolidation or reorganization, (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Parent to any other person or entity (other than to one or more wholly-owned subsidiaries of the Parent) in one transaction or a series of related transactions, (iii) the dissolution or liquidation of the Parent, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Parent’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Parent before such election shall cease to constitute a majority of the Parent Board.

     (c) “Change in Terms of Service” shall mean the occurrence of any one or more of the following (whether at the same time or at different times):

(i)	A significant reduction in the nature or scope of Executive’s authorities or duties from those applicable to Executive immediately prior to the date on which a Change in Control occurs;

(ii)	A reduction in Executive’s annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement or significant detrimental change in the target opportunity goals or the measurement thereof from that provided to Executive immediately prior to the date on which a Change in Control occurs;

(iii)	A diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans from the greater of (A) the opportunities provided by the Company and the Affiliates (including any successors thereto) for executives with comparable duties or (B) the opportunities under any such plans (other than equity-based incentive plans) under which Executive was participating immediately prior to the date on which a Change in Control occurs;

(iv)	A diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company and the Affiliates (including any successors thereto) to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change in Control occurs;

(v)	A change in the location of Executive’s principal place of employment by the Company by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a Change in Control occurs; or

(vi)	Failure of the Parent to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent an agreement to expressly assume and agree to perform this Agreement and the Employment Agreement in the same manner and to the same extent that the Company would be required to perform such agreements if no such succession had taken place.

Notwithstanding the foregoing, a Change in Terms of Service may also occur prior to the date upon which a Change in Control occurs; provided, however, that such a Change in Terms of Service must occur after the effective date of this Agreement and no earlier than the date that is

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six months prior to the date upon which a Change in Control occurs. For purposes of determining whether a pre-Change in Control event constitutes such a “Change in Terms of Service,” the term “Change in Terms of Service” shall be interpreted by considering Executive’s authorities, duties, base salary, target bonus and incentive compensation opportunity, principal place of employment, perquisites and participation in compensation and benefit plans immediately prior to any reduction, change or diminution thereof, rather than immediately prior to the date on which a Change in Control occurs.

     (d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

     (e) “Company Board” shall mean the Board of Directors of the Company.

     (f) “Compensation” shall mean Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) plus the greater of:

(i)	Executive’s annual base salary from the Company at the rate in effect immediately prior to the date on which a Change in Control occurs;

(ii)	Executive’s annual base salary from the Company at the rate in effect six months prior to the date of Executive’s Involuntary Termination; or

(iii)	Executive’s annual base salary from the Company at the rate in effect at the time of Executive’s Involuntary Termination.

     (g) “Employment Agreement” shall mean that certain Employment Agreement dated August 17, 1998, by and between Executive and the Company, as amended, or any successor employment agreement between Executive and the Company or an Affiliate.

     (h) “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)	does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) or clause (iii) of this subparagraph (h));

(ii)	results from a resignation by Executive on or before the date which is 30 days after the date upon which Executive receives notice of a Change in Terms of Service; provided, however, that if Executive receives notice of a Change in Terms of Service prior to a Change in Control, then a resignation with respect to such Change in Terms of Service must occur on or before the date which is 30 days after the date upon which the Change in Control occurs; or

(iii)	results from a resignation by Executive during the 30-day period that begins on the later of (x) the date that is six months after the date upon which a Change in Control occurs or (y) the date upon which at least 80% of the consideration received in connection with a Change in Control by the stockholders of the Parent immediately prior to such Change in

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Control shall be (or shall at any time have been) in cash and/or securities that are readily tradable on an established securities market.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company’s (or an Affiliate’s) long-term disability plan, or Retirement. Further, if Executive is required pursuant to the terms of the Employment Agreement to provide Company with written notice of Executive’s resignation in advance of such resignation, then the delivery of any such notice by Executive to the Company within the time period described in clause (ii) or clause (iii) above, as applicable, shall be deemed to satisfy the timing requirements of such clause even if the actual date of Executive’s Involuntary Termination occurs after the expiration of the time period described in such clause; provided, however, that if the Employment Agreement specifies a minimum notice period with respect to any such resignation, then the effective date of Executive’s resignation that is specified in Executive’s written notice of resignation may not extend beyond such minimum notice period by more than five business days. Finally, the actual date of Executive’s Involuntary Termination must occur within the period specified in the first sentence of Paragraph 3 hereof in order for Executive to be eligible to receive the payments and benefits provided for in such Paragraph.

     (i) “Parent” shall mean Doane Pet Care Enterprises, Inc., a Delaware corporation.

     (j) “Parent Board” shall mean the Board of Directors of the Parent.

     (k) “Prorated Bonus Amount” shall mean an amount equal to Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the Company’s fiscal year in which Executive’s Involuntary Termination occurs and ending on the date of such Involuntary Termination, and the denominator of which is 365.

     (l) “Retirement” shall mean Executive’s resignation on or after the date Executive reaches age sixty-five.

     (m) “Severance Amount” shall mean an amount equal to 200% of Executive’s Compensation.

     (n) “Target Bonus” shall mean the annual bonus to which Executive would be entitled under the Doane Pet Care Company Annual Bonus Program, as the same may be amended, replaced or superseded from time to time, for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs), determined as if actual performance for such year equaled 100% of each corporate and individual goal established for such year under such program; provided, however, that if a Change in Terms of Service occurs as a result of a reduction or diminution in Executive’s annual bonus opportunity as described in Paragraph 1(c)(ii) or (iii) hereof, then the Target Bonus shall be determined without regard to any reduction or diminution that gave rise to such Change in Terms of Service.

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     (o) “Termination for Cause” shall mean the termination of Executive’s employment with the Company for “Cause” as such term (or any similar term) is defined in the Employment Agreement. Notwithstanding the foregoing, in no event shall a termination of Executive’s employment constitute a “Termination for Cause” unless such termination is approved (which approval may occur before or after the date of Executive’s termination of employment) by at least two-thirds of the members of the Company Board after Executive has been given written notice by the Company of the specific reason for such termination and an opportunity for Executive, together with Executive’s counsel, to be heard before the Company Board. Executive shall be provided with at least 10 days advance written notice of any hearing that is required pursuant to this subparagraph (o), and members of the Company Board may participate in any such hearing by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Company Board shall attend the hearing in person. If any Termination for Cause is ever ultimately determined by the Company Board or a court, agency or other tribunal to have not constituted a Termination for Cause, then the Company’s sole liability under this Agreement or otherwise at law or in equity shall be to provide Executive with the payments and benefits that would otherwise have been provided to Executive hereunder and the reasonable attorneys’ fees and other amounts described in Paragraph 7(b) hereof associated with Executive’s successfully obtaining such determination.

     (p) “Welfare Benefit Plans” shall mean the medical, dental, life insurance, accidental death and dismemberment, and long-term disability plans provided by the Company (or an Affiliate) to its active employees.

     2. Services. Executive agrees that Executive shall (a) render services to the Company (as well as any Affiliate) during the period of Executive’s employment to the best of Executive’s ability and in a prudent and businesslike manner and (b) devote substantially the same time, efforts, and dedication to Executive’s duties as heretofore devoted.

     3. Severance Benefits. If Executive’s employment by the Company shall be subject to an Involuntary Termination during the period beginning on the date that is six months prior to the date upon which a Change in Control occurs and ending on the date that is two years after the date upon which a Change in Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including Affiliates), the following severance benefits:

(a)	A lump sum cash payment in an amount equal to the sum of the Prorated Bonus Amount and the Severance Amount, which shall be paid to Executive on or before the fifth day after the last day of Executive’s employment with the Company (or, if later, the date upon which the Change in Control occurs);

(b)	If Executive’s Involuntary Termination occurs during the two-year period beginning on the date upon which a Change in Control occurs, then (i) all of the outstanding stock options granted by the Company or an Affiliate to Executive shall become immediately exercisable in full upon Executive’s termination of employment and (ii) all of such stock options shall remain exercisable for a period of three months after Executive’s Involuntary Termination or for such greater

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period as may be provided in the plan or plans pursuant to which such stock options were granted or in the stock option agreements entered into in connection with such options (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option). If Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which a Change in Control occurs, then:

(A)	with respect to each Terminated Option Share (as hereinafter defined), on the date upon which the Change in Control occurs Executive shall be paid a lump sum cash payment with respect to each such share in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement; and

(B)	with respect to each Exercisable Option Share (as hereinafter defined), Executive may elect, at any time during the period beginning on the date upon which the Change in Control occurs and ending on the date upon which the option pertaining to such share would otherwise expire (but in no event shall such period exceed three months from the date upon which the Change in Control occurs), to surrender Executive’s right to exercise such option with respect to such share in exchange for a lump sum cash payment in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement. Any cash payment required to be paid to Executive pursuant to this clause (B) shall be paid to Executive on or before the fifth day after Executive provides written notice to the Company of the exercise of Executive’s rights pursuant to this clause (B).

For purposes of the preceding sentence, the value of a share of stock as of the date upon which the Change in Control occurs shall be determined in good faith by the Parent Board based on the consideration received by the Parent’s stockholders in connection with the Change in Control transaction and such other factors as the Parent Board deems relevant. The term “Terminated Option Share” means each share of stock that (i) as of the date of Executive’s Involuntary Termination, was subject to an outstanding stock option granted by the Company or an Affiliate to Executive (irrespective of whether such share could then be purchased under the terms of such stock option), and (ii) as of the date upon which the Change in Control occurred, had not been purchased, and could no longer be purchased, by Executive pursuant to the terms of such stock option. The term “Exercisable Option Share” means each share of stock that, as of the date upon which Executive exercises his rights described in clause (B) above, could be purchased by Executive pursuant to the terms of an outstanding stock option granted by the Company or an Affiliate to Executive. The incentive stock options (within the meaning of section 422 of the Code) that have been granted by the Company or an Affiliate to Executive prior to the date hereof (the “Existing ISOs”) are

6

intended to continue to qualify as incentive stock options after the execution of this Agreement to the maximum extent permitted under the Code. However, Executive agrees and acknowledges that the provisions of this Section 3(b) may cause the Existing ISOs to cease to qualify (in whole or in part) as incentive stock options;

(c)	Executive and those of Executive’s dependents (including Executive’s spouse) who were covered under the Welfare Benefit Plans at the time of Executive’s Involuntary Termination shall continue to be covered under such plans throughout the twenty-four month period beginning on the date of Executive’s Involuntary Termination (or, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs, then Executive and such dependents shall be reinstated under such plans with such coverage beginning on the date of the Change in Control and continuing for the remainder of such twenty-four month period) at a cost to Executive that is no greater than the lesser of (i) the cost of such coverage paid by Executive immediately prior to such termination or (ii) the cost of such coverage paid by Executive immediately prior to the Change in Control (if applicable); provided, however, that coverage under a particular Welfare Benefit Plan shall immediately end upon Executive’s obtainment of new employment and coverage under a similar welfare benefit plan maintained by Executive’s new employer (with Executive being obligated hereunder to promptly report such new coverage to the Company); provided, further, that (A) if such continued coverage will have adverse tax consequences to Executive as compared to the tax consequences associated with similar coverage provided to an active executive employee of the Company, then the Company shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to Executive a cash gross-up payment to make Executive whole (on an after-tax basis) for such adverse tax consequences, and (B) if such continued coverage will have adverse consequences to the Company or the Welfare Benefit Plans (or any Affiliate or successor), then the Company shall provide identical coverage through individual policies or otherwise pay to Executive a cash payment sufficient to allow Executive (on an after-tax basis) to procure such individual policies. In addition, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs and Executive and/or his dependents elect COBRA continuation coverage under one or more group health plans maintained by the Company or an Affiliate, then, on the date upon which the Change in Control occurs, Executive shall receive a lump sum cash payment equal to the amount by which the COBRA premiums paid by Executive and his dependents for such coverage prior to the date of the Change in Control exceeded the premiums that would have been paid for such coverage by a comparable executive of the Company who was in active employment during such period;

(d)	Executive shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $25,000 (which shall be paid by the Company (or an Affiliate) directly to the provider of such services); and

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(e)	The provisions of the Employment Agreement that restrict Executive’s ability to solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual (which provisions are set forth in Section 6(c) of the Employment Agreement as of the date hereof) shall terminate and cease to apply effective as of the later of the date of the Change in Control or the date of Executive’s Involuntary Termination.

     4. Benefits Under Employment Agreement. The benefits, if any, under the Employment Agreement to which Executive would be entitled upon an Involuntary Termination are not intended to be in addition to the benefits to which Executive is entitled under this Agreement. Accordingly, if Executive is entitled to receive benefits under Paragraph 3 of this Agreement, then Executive agrees that (a) Executive shall not be entitled to continued payment of salary, bonus, benefits, severance payments or any other compensation under the Employment Agreement, whether as payment for the remainder of the employment term provided therein or otherwise, and, in the event of an Involuntary Termination prior to the occurrence of a Change in Control, the lump sum cash payment provided for in Paragraph 3(a) hereof shall be reduced by the aggregate amount of any severance payments received by Executive under the Employment Agreement, (b) the non-competition covenants, if any, under the Employment Agreement shall continue to apply, and (c) Executive shall not be eligible to receive any benefits under any other severance benefit plan or policy maintained by the Company or any Affiliate. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect Executive’s entitlement to payment from the Company for the amount of Executive’s accrued but unused vacation and sick leave through the date of an Involuntary Termination, to the extent any such amount is due and owing under the terms of the Employment Agreement or the Company’s applicable vacation and sick leave policies.

     5. Interest on Late Benefit Payments. If any cash payment provided for in Paragraph 3 or Paragraph 6 hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the rate of 12% per annum.

     6. Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, benefit or distribution by the Company or any Affiliate to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties (other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive) with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall promptly pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up

8

Payment. Executive shall notify the Company in writing (within five days of the receipt of any claim; provided that failure to timely notify the Company shall not affect Executive’s right to receive a Gross-up Payment unless the delay results in a significant detriment to the Company) of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive). The Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     7. General.

     (a) Term. The effective date of this Agreement is April 22, 2004. Within sixty days from and after the expiration of two years after said effective date and within sixty days after each successive two-year period of time after said effective date that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee of the Company Board (excluding any member of such committee who is covered by this Agreement or by a similar agreement with the Company or an Affiliate) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee of the Company Board to take any action within said sixty days shall be considered as an extension of this Agreement for an additional two-year period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year “sunset provision” shall again be applicable with the sixty-day time period for action by the Compensation Committee of the Company Board to thereafter commence at the expiration of said two years after such Change in Control and on each two-year anniversary date thereafter. Executive may terminate this Agreement by delivering written notice of such termination to the Company at any time prior to Executive’s receipt of payments or benefits pursuant to the terms of this Agreement, and, if Executive does

9

so terminate this Agreement, then Executive shall not be considered entitled to receive benefits under this Agreement for purposes of applying Paragraph 4 hereof.

     (b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate of 12% per annum.

     (c) Payment Obligations Absolute. The Company’s obligation to pay (or cause an Affiliate to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including an Affiliate) may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

     (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and Executive’s estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to Executive’s estate.

     (e) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (f) Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

     (g) Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at Executive’s principal place of employment or if sent by registered or certified mail or by overnight delivery via a nationally-recognized courier service to Executive at the last address Executive has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent

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by registered or certified mail or by overnight delivery via a nationally-recognized courier service to the Company at its principal executive offices.

     (h) Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

     (i) Full Settlement; Withholding. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of Executive’s termination of employment. Any severance benefits paid pursuant to this Agreement shall be deemed to be a severance payment and not “Compensation” for purposes of determining benefits under the Company’s qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise), and shall be subject to any required tax withholding.

     (j) Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including any Affiliate).

     (k) Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or an Affiliate) to discharge Executive or (ii) the terms and conditions of any other agreement between the Company and Executive except as expressly provided herein. To the extent provided in Paragraph 4 hereof, this Agreement constitutes an amendment to the Employment Agreement.

     (l) Employment Relationship. For purposes of this Agreement, Executive shall be considered to be in the employment of the Company as long as Executive remains an employee of either the Company or any Affiliate.

     (m) Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 7th day of May, 2004.

JOSEPH J. MEYERS
/s/ Joseph J. Meyers

DOANE PET CARE COMPANY
By:	/s/ Douglas J. Cahill
	Name:	Douglas J. Cahill
	Title:	President and Chief Executive Officer

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EXHIBIT 10.5

CHANGE IN CONTROL
SEVERANCE AGREEMENT

     AGREEMENT between Doane Pet Care Company, a Delaware corporation (the “Company”), and Philip K. Woodlief (“Executive”),

W I T N E S S E T H :

     WHEREAS, the Company desires to retain certain key personnel employed by the Company and, accordingly, the Board of Directors of the Company has approved the Company entering into a severance agreement with Executive in order to encourage Executive’s continued service to the Company or an affiliate of the Company; and

     WHEREAS, Executive is prepared to perform such services in return for specific arrangements with respect to severance compensation and other benefits;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1. Definitions.

     (a) “Affiliate” shall mean the Parent and any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Parent. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

     (b) “Change in Control” shall mean (i) any merger, consolidation, or reorganization involving the Parent in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the aggregate by the stockholders of the Parent immediately prior to such merger, consolidation or reorganization, (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Parent to any other person or entity (other than to one or more wholly-owned subsidiaries of the Parent) in one transaction or a series of related transactions, (iii) the dissolution or liquidation of the Parent, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Parent’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Parent before such election shall cease to constitute a majority of the Parent Board.

     (c) “Change in Terms of Service” shall mean the occurrence of any one or more of the following (whether at the same time or at different times):

(i)	A significant reduction in the nature or scope of Executive’s authorities or duties from those applicable to Executive immediately prior to the date on which a Change in Control occurs;

(ii)	A reduction in Executive’s annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement or significant detrimental change in the target opportunity goals or the measurement thereof from that provided to Executive immediately prior to the date on which a Change in Control occurs;

(iii)	A diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans from the greater of (A) the opportunities provided by the Company and the Affiliates (including any successors thereto) for executives with comparable duties or (B) the opportunities under any such plans (other than equity-based incentive plans) under which Executive was participating immediately prior to the date on which a Change in Control occurs;

(iv)	A diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company and the Affiliates (including any successors thereto) to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change in Control occurs;

(v)	A change in the location of Executive’s principal place of employment by the Company by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a Change in Control occurs; or

(vi)	Failure of the Parent to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent an agreement to expressly assume and agree to perform this Agreement and the Employment Agreement in the same manner and to the same extent that the Company would be required to perform such agreements if no such succession had taken place.

     Notwithstanding the foregoing, a Change in Terms of Service may also occur prior to the date upon which a Change in Control occurs; provided, however, that such a Change in Terms of Service must occur after the effective date of this Agreement and no earlier than the date that is

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six months prior to the date upon which a Change in Control occurs. For purposes of determining whether a pre-Change in Control event constitutes such a “Change in Terms of Service,” the term “Change in Terms of Service” shall be interpreted by considering Executive’s authorities, duties, base salary, target bonus and incentive compensation opportunity, principal place of employment, perquisites and participation in compensation and benefit plans immediately prior to any reduction, change or diminution thereof, rather than immediately prior to the date on which a Change in Control occurs.

     (d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

     (e) “Company Board” shall mean the Board of Directors of the Company.

     (f) “Compensation” shall mean Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) plus the greater of:

(i)	Executive’s annual base salary from the Company at the rate in effect immediately prior to the date on which a Change in Control occurs;

(ii)	Executive’s annual base salary from the Company at the rate in effect six months prior to the date of Executive’s Involuntary Termination; or

(iii)	Executive’s annual base salary from the Company at the rate in effect at the time of Executive’s Involuntary Termination.

     (g) “Employment Agreement” shall mean that certain Employment Agreement dated February 15, 1999, by and between Executive and the Company, as amended, or any successor employment agreement between Executive and the Company or an Affiliate.

     (h) “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)	does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) or clause (iii) of this subparagraph (h));

(ii)	results from a resignation by Executive on or before the date which is 30 days after the date upon which Executive receives notice of a Change in Terms of Service; provided, however, that if Executive receives notice of a Change in Terms of Service prior to a Change in Control, then a resignation with respect to such Change in Terms of Service must occur on or before the date which is 30 days after the date upon which the Change in Control occurs; or

(iii)	results from a resignation by Executive during the 30-day period that begins on the later of (x) the date that is six months after the date upon which a Change in Control occurs or (y) the date upon which at least 80% of the consideration received in connection with a Change in Control by the stockholders of the Parent immediately prior to such Change in

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Control shall be (or shall at any time have been) in cash and/or securities that are readily tradable on an established securities market.

     Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company’s (or an Affiliate’s) long-term disability plan, or Retirement. Further, if Executive is required pursuant to the terms of the Employment Agreement to provide Company with written notice of Executive’s resignation in advance of such resignation, then the delivery of any such notice by Executive to the Company within the time period described in clause (ii) or clause (iii) above, as applicable, shall be deemed to satisfy the timing requirements of such clause even if the actual date of Executive’s Involuntary Termination occurs after the expiration of the time period described in such clause; provided, however, that if the Employment Agreement specifies a minimum notice period with respect to any such resignation, then the effective date of Executive’s resignation that is specified in Executive’s written notice of resignation may not extend beyond such minimum notice period by more than five business days. Finally, the actual date of Executive’s Involuntary Termination must occur within the period specified in the first sentence of Paragraph 3 hereof in order for Executive to be eligible to receive the payments and benefits provided for in such Paragraph.

     (i) “Parent” shall mean Doane Pet Care Enterprises, Inc., a Delaware corporation.

     (j) “Parent Board” shall mean the Board of Directors of the Parent.

     (k) “Prorated Bonus Amount” shall mean an amount equal to Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the Company’s fiscal year in which Executive’s Involuntary Termination occurs and ending on the date of such Involuntary Termination, and the denominator of which is 365.

     (l) “Retirement” shall mean Executive’s resignation on or after the date Executive reaches age sixty-five.

     (m) “Severance Amount” shall mean an amount equal to 200% of Executive’s Compensation.

     (n) “Target Bonus” shall mean the annual bonus to which Executive would be entitled under the Doane Pet Care Company Annual Bonus Program, as the same may be amended, replaced or superseded from time to time, for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs), determined as if actual performance for such year equaled 100% of each corporate and individual goal established for such year under such program; provided, however, that if a Change in Terms of Service occurs as a result of a reduction or diminution in Executive’s annual bonus opportunity as described in Paragraph 1(c)(ii) or (iii) hereof, then the Target Bonus shall be determined without regard to any reduction or diminution that gave rise to such Change in Terms of Service.

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     (o) “Termination for Cause” shall mean the termination of Executive’s employment with the Company for “Cause” as such term (or any similar term) is defined in the Employment Agreement. Notwithstanding the foregoing, in no event shall a termination of Executive’s employment constitute a “Termination for Cause” unless such termination is approved (which approval may occur before or after the date of Executive’s termination of employment) by at least two-thirds of the members of the Company Board after Executive has been given written notice by the Company of the specific reason for such termination and an opportunity for Executive, together with Executive’s counsel, to be heard before the Company Board. Executive shall be provided with at least 10 days advance written notice of any hearing that is required pursuant to this subparagraph (o), and members of the Company Board may participate in any such hearing by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Company Board shall attend the hearing in person. If any Termination for Cause is ever ultimately determined by the Company Board or a court, agency or other tribunal to have not constituted a Termination for Cause, then the Company’s sole liability under this Agreement or otherwise at law or in equity shall be to provide Executive with the payments and benefits that would otherwise have been provided to Executive hereunder and the reasonable attorneys’ fees and other amounts described in Paragraph 7(b) hereof associated with Executive’s successfully obtaining such determination.

     (p) “Welfare Benefit Plans” shall mean the medical, dental, life insurance, accidental death and dismemberment, and long-term disability plans provided by the Company (or an Affiliate) to its active employees.

     2. Services. Executive agrees that Executive shall (a) render services to the Company (as well as any Affiliate) during the period of Executive’s employment to the best of Executive’s ability and in a prudent and businesslike manner and (b) devote substantially the same time, efforts, and dedication to Executive’s duties as heretofore devoted.

     3. Severance Benefits. If Executive’s employment by the Company shall be subject to an Involuntary Termination during the period beginning on the date that is six months prior to the date upon which a Change in Control occurs and ending on the date that is two years after the date upon which a Change in Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including Affiliates), the following severance benefits:

(a)	A lump sum cash payment in an amount equal to the sum of the Prorated Bonus Amount and the Severance Amount, which shall be paid to Executive on or before the fifth day after the last day of Executive’s employment with the Company (or, if later, the date upon which the Change in Control occurs);

(b)	If Executive’s Involuntary Termination occurs during the two-year period beginning on the date upon which a Change in Control occurs, then (i) all of the outstanding stock options granted by the Company or an Affiliate to Executive shall become immediately exercisable in full upon Executive’s termination of employment and (ii) all of such stock options shall remain exercisable for a period of three months after Executive’s Involuntary Termination or for such greater

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period as may be provided in the plan or plans pursuant to which such stock options were granted or in the stock option agreements entered into in connection with such options (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option). If Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which a Change in Control occurs, then:

(A)	with respect to each Terminated Option Share (as hereinafter defined), on the date upon which the Change in Control occurs Executive shall be paid a lump sum cash payment with respect to each such share in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement; and

(B)	with respect to each Exercisable Option Share (as hereinafter defined), Executive may elect, at any time during the period beginning on the date upon which the Change in Control occurs and ending on the date upon which the option pertaining to such share would otherwise expire (but in no event shall such period exceed three months from the date upon which the Change in Control occurs), to surrender Executive’s right to exercise such option with respect to such share in exchange for a lump sum cash payment in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement. Any cash payment required to be paid to Executive pursuant to this clause (B) shall be paid to Executive on or before the fifth day after Executive provides written notice to the Company of the exercise of Executive’s rights pursuant to this clause (B).

For purposes of the preceding sentence, the value of a share of stock as of the date upon which the Change in Control occurs shall be determined in good faith by the Parent Board based on the consideration received by the Parent’s stockholders in connection with the Change in Control transaction and such other factors as the Parent Board deems relevant. The term “Terminated Option Share” means each share of stock that (i) as of the date of Executive’s Involuntary Termination, was subject to an outstanding stock option granted by the Company or an Affiliate to Executive (irrespective of whether such share could then be purchased under the terms of such stock option), and (ii) as of the date upon which the Change in Control occurred, had not been purchased, and could no longer be purchased, by Executive pursuant to the terms of such stock option. The term “Exercisable Option Share” means each share of stock that, as of the date upon which Executive exercises his rights described in clause (B) above, could be purchased by Executive pursuant to the terms of an outstanding stock option granted by the Company or an Affiliate to Executive. The incentive stock options (within the meaning of section 422 of the Code) that have been granted by the Company or an Affiliate to Executive prior to the date hereof (the “Existing ISOs”) are

6

intended to continue to qualify as incentive stock options after the execution of this Agreement to the maximum extent permitted under the Code. However, Executive agrees and acknowledges that the provisions of this Section 3(b) may cause the Existing ISOs to cease to qualify (in whole or in part) as incentive stock options;

(c)	Executive and those of Executive’s dependents (including Executive’s spouse) who were covered under the Welfare Benefit Plans at the time of Executive’s Involuntary Termination shall continue to be covered under such plans throughout the twenty-four month period beginning on the date of Executive’s Involuntary Termination (or, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs, then Executive and such dependents shall be reinstated under such plans with such coverage beginning on the date of the Change in Control and continuing for the remainder of such twenty-four month period) at a cost to Executive that is no greater than the lesser of (i) the cost of such coverage paid by Executive immediately prior to such termination or (ii) the cost of such coverage paid by Executive immediately prior to the Change in Control (if applicable); provided, however, that coverage under a particular Welfare Benefit Plan shall immediately end upon Executive’s obtainment of new employment and coverage under a similar welfare benefit plan maintained by Executive’s new employer (with Executive being obligated hereunder to promptly report such new coverage to the Company); provided, further, that (A) if such continued coverage will have adverse tax consequences to Executive as compared to the tax consequences associated with similar coverage provided to an active executive employee of the Company, then the Company shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to Executive a cash gross-up payment to make Executive whole (on an after-tax basis) for such adverse tax consequences, and (B) if such continued coverage will have adverse consequences to the Company or the Welfare Benefit Plans (or any Affiliate or successor), then the Company shall provide identical coverage through individual policies or otherwise pay to Executive a cash payment sufficient to allow Executive (on an after-tax basis) to procure such individual policies. In addition, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs and Executive and/or his dependents elect COBRA continuation coverage under one or more group health plans maintained by the Company or an Affiliate, then, on the date upon which the Change in Control occurs, Executive shall receive a lump sum cash payment equal to the amount by which the COBRA premiums paid by Executive and his dependents for such coverage prior to the date of the Change in Control exceeded the premiums that would have been paid for such coverage by a comparable executive of the Company who was in active employment during such period;

(d)	Executive shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $25,000 (which shall be paid by the Company (or an Affiliate) directly to the provider of such services); and

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(e) The provisions of the Employment Agreement that restrict Executive’s ability to solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual (which provisions are set forth in Section 6(c) of the Employment Agreement as of the date hereof) shall terminate and cease to apply effective as of the later of the date of the Change in Control or the date of Executive’s Involuntary Termination.

     4. Benefits Under Employment Agreement. The benefits, if any, under the Employment Agreement to which Executive would be entitled upon an Involuntary Termination are not intended to be in addition to the benefits to which Executive is entitled under this Agreement. Accordingly, if Executive is entitled to receive benefits under Paragraph 3 of this Agreement, then Executive agrees that (a) Executive shall not be entitled to continued payment of salary, bonus, benefits, severance payments or any other compensation under the Employment Agreement, whether as payment for the remainder of the employment term provided therein or otherwise, and, in the event of an Involuntary Termination prior to the occurrence of a Change in Control, the lump sum cash payment provided for in Paragraph 3(a) hereof shall be reduced by the aggregate amount of any severance payments received by Executive under the Employment Agreement, (b) the non-competition covenants, if any, under the Employment Agreement shall continue to apply, and (c) Executive shall not be eligible to receive any benefits under any other severance benefit plan or policy maintained by the Company or any Affiliate. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect Executive’s entitlement to payment from the Company for the amount of Executive’s accrued but unused vacation and sick leave through the date of an Involuntary Termination, to the extent any such amount is due and owing under the terms of the Employment Agreement or the Company’s applicable vacation and sick leave policies.

     5. Interest on Late Benefit Payments. If any cash payment provided for in Paragraph 3 or Paragraph 6 hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the rate of 12% per annum.

     6. Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, benefit or distribution by the Company or any Affiliate to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties (other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive) with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall promptly pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up

8

Payment. Executive shall notify the Company in writing (within five days of the receipt of any claim; provided that failure to timely notify the Company shall not affect Executive’s right to receive a Gross-up Payment unless the delay results in a significant detriment to the Company) of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive). The Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     7. General.

     (a) Term. The effective date of this Agreement is April 22, 2004. Within sixty days from and after the expiration of two years after said effective date and within sixty days after each successive two-year period of time after said effective date that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee of the Company Board (excluding any member of such committee who is covered by this Agreement or by a similar agreement with the Company or an Affiliate) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee of the Company Board to take any action within said sixty days shall be considered as an extension of this Agreement for an additional two-year period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year “sunset provision” shall again be applicable with the sixty-day time period for action by the Compensation Committee of the Company Board to thereafter commence at the expiration of said two years after such Change in Control and on each two-year anniversary date thereafter. Executive may terminate this Agreement by delivering written notice of such termination to the Company at any time prior to Executive’s receipt of payments or benefits pursuant to the terms of this Agreement, and, if Executive does

9

so terminate this Agreement, then Executive shall not be considered entitled to receive benefits under this Agreement for purposes of applying Paragraph 4 hereof.

     (b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate of 12% per annum.

     (c) Payment Obligations Absolute. The Company’s obligation to pay (or cause an Affiliate to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including an Affiliate) may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

     (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and Executive’s estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to Executive’s estate.

     (e) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (f) Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

     (g) Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at Executive’s principal place of employment or if sent by registered or certified mail or by overnight delivery via a nationally-recognized courier service to Executive at the last address Executive has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent

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by registered or certified mail or by overnight delivery via a nationally-recognized courier service to the Company at its principal executive offices.

     (h) Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

     (i) Full Settlement; Withholding. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of Executive’s termination of employment. Any severance benefits paid pursuant to this Agreement shall be deemed to be a severance payment and not “Compensation” for purposes of determining benefits under the Company’s qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise), and shall be subject to any required tax withholding.

     (j) Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including any Affiliate).

     (k) Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or an Affiliate) to discharge Executive or (ii) the terms and conditions of any other agreement between the Company and Executive except as expressly provided herein. To the extent provided in Paragraph 4 hereof, this Agreement constitutes an amendment to the Employment Agreement.

     (l) Employment Relationship. For purposes of this Agreement, Executive shall be considered to be in the employment of the Company as long as Executive remains an employee of either the Company or any Affiliate.

     (m) Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 7th day of May, 2004.

PHILIP K. WOODLIEF
/s/ Philip K. Woodlief

DOANE PET CARE COMPANY
By:	/s/ Douglas J. Cahill
	Name:	Douglas J. Cahill
	Title:	President and Chief Executive Officer

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Exhibit 15.1

July 27, 2004

Doane Pet Care Company
Brentwood, Tennessee

Re: Registration Statement Nos. 333-43643 and 333-70759 on Form S-3 and Registration Statement Nos. 333-104767, 333-104767-01 and 333-104767-02 on Form S-2.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 27, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Nashville, Tennessee

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, Douglas J. Cahill, President and Chief Executive Officer of Doane Pet Care Company, hereby certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Doane Pet Care Company;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this quarterly report based on such evaluation; and

c)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal controls over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: August 12, 2004

/s/ DOUGLAS J. CAHILL

Douglas J. Cahill
President and Chief Executive Officer
Doane Pet Care Company

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Philip K. Woodlief, Vice President and Chief Financial Officer of Doane Pet Care Company, hereby certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Doane Pet Care Company;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this quarterly report based on such evaluation; and

c)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal controls over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: August 12, 2004

/s/ PHILIP K. WOODLIEF

Philip K. Woodlief
Vice President, Finance and Chief Financial Officer
Doane Pet Care Company

Exhibit 32.1

SECTION 906 — CERTIFICATION OF CHIEF EXECUTIVE OFFICER
OF PERIODIC FINANCIAL REPORT

     Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1350, and in connection with the accompanying quarterly report on Form 10-Q of Doane Pet Care Company for the quarter ended July 3, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned officer of Doane Pet Care Company hereby certifies that:

     1. The Report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of the operations of Doane Pet Care Company.

Date: August 12, 2004

/s/ DOUGLAS J. CAHILL

Douglas J. Cahill
President and Chief Executive Officer
Doane Pet Care Company

A signed original of this written statement required by Section 906 has been provided to Doane Pet Care Company and will be retained by Doane Pet Care Company and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

SECTION 906 — CERTIFICATION OF CHIEF FINANCIAL OFFICER
OF PERIODIC FINANCIAL REPORT

     Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1350, and in connection with the accompanying quarterly report on Form 10-Q of Doane Pet Care Company for the quarter ended July 3, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned officer of Doane Pet Care Company hereby certifies that:

     1. The Report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of the operations of Doane Pet Care Company.

Date: August 12, 2004

/s/ PHILIP K. WOODLIEF

Philip K. Woodlief
Vice President, Finance and Chief Financial Officer
Doane Pet Care Company

A signed original of this written statement required by Section 906 has been provided to Doane Pet Care Company and will be retained by Doane Pet Care Company and furnished to the Securities and Exchange Commission or its staff upon request.